UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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UNIVERSAL TECHNICAL INSTITUTE, INC.
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UNIVERSAL TECHNICAL INSTITUTE, INC.
16220 North Scottsdale Road
Suite 100
Scottsdale, Arizona 85254
(623) 445-9500
Dear Fellow Stockholder:

You are cordially invited to attend the 2016 Annual Meeting of Stockholders of Universal Technical Institute, Inc. (the “Company,” “UTI,” “we,” “us” or “our”), to be held at 8:00 a.m. local time on Wednesday, March 2, 2016, at our offices located at 16220 North Scottsdale Road, Suite 100, Scottsdale, Arizona 85254.
We have attached a notice of meeting and a proxy statement that contain details of the business to be conducted at the Annual Meeting.
Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy before the meeting so that your shares will be represented and voted at the meeting even if you cannot attend in person.
On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of UTI. We look forward to seeing you at the Annual Meeting.

Sincerely, /s/ Kimberly J. McWaters Kimberly J. McWaters Chairman of the Board of Directors and Chief Executive Officer
January 15, 2016

UNIVERSAL TECHNICAL INSTITUTE, INC.
16220 North Scottsdale Road
Suite 100
Scottsdale, Arizona 85254
(623) 445-9500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
AND
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
To the holders of common stock of Universal Technical Institute, Inc.:
The 2016 Annual Meeting of Stockholders of Universal Technical Institute, Inc. (the “Company”) will be held at our offices located at 16220 North Scottsdale Road, Suite 100, Scottsdale, Arizona 85254 on Wednesday, March 2, 2016 at 8:00 a.m. local time for the following purposes:
1. To elect three directors to the Board of Directors to serve for a term of three years or until their respective successors are elected and qualified.

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending September 30, 2016.
3. To consider and act upon such other business as may properly come before the meeting.
Only stockholders of record at the close of business on January 4, 2016 are entitled to receive notice of and to vote at the meeting. A list of stockholders entitled to vote will be available for examination at the meeting by any stockholder for any purpose germane to the meeting. The list will also be available for the same purpose for ten days prior to the meeting at our principal executive offices at 16220 North Scottsdale Road, Suite 100, Scottsdale, Arizona 85254.
To obtain directions to attend the Annual Meeting and vote in person, please call Investor Relations at (623) 445-9500.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on March 2, 2016. The Proxy Statement and UTI’s Annual Report on Form 10-K for fiscal year 2015 are available electronically at http://www.envisionreports.com/uti.
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE PROXY AS PROMPTLY AS POSSIBLE. YOUR PROXY IS BEING SOLICITED BY THE COMPANY’S BOARD OF DIRECTORS.

By Order of the Board of Directors, /s/ Chad A. Freed Chad A. Freed General Counsel, Executive Vice President of Corporate Development
Scottsdale, Arizona
January 15, 2016

UNIVERSAL TECHNICAL INSTITUTE, INC.
16220 North Scottsdale Road
Suite 100
Scottsdale, Arizona 85254
(623) 445-9500

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
March 2, 2016
General Information
This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Universal Technical Institute, Inc. (the “Company,” “UTI,” “we,” “us” or “our”), of proxies for use in voting at the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 8:00 a.m. local time on March 2, 2016 at our offices located at 16220 North Scottsdale Road, Suite 100, Scottsdale, Arizona 85254, and any adjournment or postponement thereof. On or about January 21, 2016, proxy materials for the Annual Meeting, including this Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2015 (the “2015 Annual Report”), are being made available to stockholders entitled to vote at the annual meeting. The date of this Proxy Statement is January 15, 2016.
In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), except for stockholders who have requested otherwise, we have generally mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”). The Notice of Internet Availability provides instructions either for accessing our proxy materials, including this Proxy Statement and the 2015 Annual Report, at the website address referred to in the Notice of Internet Availability, or for requesting printed copies of the proxy materials by mail or electronically by e-mail. If a stockholder would like to receive a paper or e-mail copy of our proxy materials either for this Annual Meeting or for all future meetings, such stockholder should follow the instructions for requesting such materials included in the Notice of Internet Availability we mailed to our stockholders.
We will bear the cost of soliciting proxies. Copies of solicitation material may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of common stock, and normal handling charges may be paid for such forwarding service. We may solicit proxies by mail or by personal interview, telephone and other electronic communication by our officers and other management employees, who will receive no additional compensation for their services.
Any stockholder giving a proxy pursuant to this solicitation may revoke it at any time prior to exercise of the proxy by giving written notice of such revocation to our Secretary at our executive offices at 16220 North Scottsdale Road, Suite 100, Scottsdale, Arizona 85254, or by attending the Annual Meeting and voting in person.
At the close of business on January 4, 2016, there were 24,445,112 shares of our common stock outstanding and entitled to vote at the Annual Meeting. Only common stockholders of record on January 4, 2016 will be entitled to vote at the Annual Meeting. Each share is entitled to one vote on each matter voted upon. Votes may not be cumulated.
Voting Information
The presence, in person or by proxy relating to any matter to be acted upon at the Annual Meeting, of the holders of a majority of the outstanding shares of common stock will constitute a quorum for purposes of the

Annual Meeting. For purposes of the quorum requirement and the discussion below regarding the vote necessary to take stockholder action, stockholders of record who are present at the Annual Meeting in person or by proxy and who abstain are considered stockholders who are present and entitled to vote and they count toward the quorum.
Voting without attending the Annual Meeting can be done in the following ways:

•
Internet. A proxy can be submitted over the Internet to vote shares at the Annual Meeting by following the instructions provided either in the Notice of Internet Availability or on the proxy card or voting instruction form if a printed set of proxy materials were requested and received.

•
Telephone. If a printed set of proxy materials were requested and received, a proxy can be submitted over the telephone to vote shares at the Annual Meeting by following the instructions provided on the proxy card or voting instruction form enclosed with the proxy materials received. If only a Notice of Internet Availability was received, a proxy can be submitted over the telephone to vote shares by following the instructions at the Internet website address referred to in the Notice of Internet Availability.

•
Mail. If a printed set of proxy materials were requested and received, a proxy can be submitted by mail to vote shares at the Annual Meeting by completing, signing and returning the proxy card or voting instruction form enclosed with the proxy materials received.

Submissions of proxy via telephone or internet must be received by 11:59 p.m. Eastern Time on March 1, 2016 in order for the shares to be voted at the Annual Meeting. However, a stockholder of record who received a printed copy of the proxy materials may instead mark, sign, date and return the proxy card so that it is received by the Company before the polls close at the Annual Meeting in order for shares to be voted at the Annual Meeting. Stockholders of shares held in street name must comply with the deadlines included in the voting instructions provided by the bank, broker or other nominee that holds the shares.
Brokers, banks or other nominees that hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion if permitted by the stock exchange or other organization of which they are members. Brokers, banks and other nominees are permitted to vote the beneficial owner’s proxy in their own discretion as to certain “routine” proposals when they have not received instructions from the beneficial owners, such as the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2016. If a broker, bank or other nominee votes such “uninstructed” shares for or against a “routine” proposal, those shares will be counted towards determining whether or not a quorum is present and are considered entitled to vote on the “routine” proposals. However, where a proposal is not “routine,” a broker, bank or other nominee is not permitted to exercise its voting discretion on that proposal without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes” when the nominee has voted on other non-routine matters with authorization or voted on routine matters. These shares will be counted towards determining whether or not a quorum is present, but will not be considered entitled to vote on the “non-routine” proposals.
Broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained. Abstentions, on the other hand, have the same effect as votes against the matter, although abstentions will have no effect on the election of directors because approval of a percentage of shares present or outstanding is not required for that proposal.
Election of Directors. Our Bylaws provide that in a non-contested election, each director nominee must be elected by the affirmative vote of the majority of the votes cast with respect to that director’s election. A “majority of the votes cast” means that the number of votes “FOR” a director nominee must exceed the number of votes “AGAINST” that director nominee. Accordingly, abstentions will have no effect on the election of a director. Pursuant to our Corporate Governance Guidelines, the Board of Directors expects any director nominee who is an incumbent director and is not re-elected to promptly tender his or her resignation, and the Board of Directors, excluding the director who tenders his or her resignation, must promptly decide whether to accept or reject the resignation. Uninstructed shares are not entitled to vote on the election of directors.
Ratification of the Appointment of the Independent Registered Public Accounting Firm. The affirmative vote of a majority of the shares of common stock present or represented at the Annual Meeting and entitled to vote is required to approve the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2016. Uninstructed shares are entitled to vote on this matter. Abstentions will have the same effect as a vote against ratification of the appointment of our independent registered public accounting firm.
Any stockholder entitled to vote on any matter may vote part of such stockholder’s shares in favor of the proposal and refrain from voting the remaining shares or, except with respect to the election of directors, may vote the remaining shares against the proposal; but if the stockholder fails to specify the number of shares which the stockholder is voting affirmatively or otherwise indicates how the number of shares to be voted affirmatively is to be determined, it will be conclusively presumed that the stockholder’s approving vote is with respect to all shares which the stockholder is entitled to vote.
If any other matters are properly presented at the Annual Meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. If the Annual Meeting is postponed or adjourned, a stockholder’s proxy will remain valid and may be voted at the postponed or adjourned meeting. A stockholder still will be able to revoke the stockholder’s proxy until it is voted. As of the date of this Proxy Statement, the Board of Directors did not know of any matters other than those described in this Proxy Statement to be presented at the Annual Meeting.
Proxies properly executed and received by the Company prior to the Annual Meeting and not revoked will be voted as directed therein on all matters presented at the Annual Meeting. If you submit a proxy or voting instruction form by Internet, telephone or mail without giving specific voting instructions on one or more matters listed in the notice for the meeting, your shares will be voted as recommended by our Board on such matters, and as the proxyholders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.
PROPOSAL 1
ELECTION OF DIRECTORS
Board of Directors Structure. Our Board of Directors currently has ten members, the majority of whom are independent directors. The Board of Directors is divided into three classes. Directors in each class serve three-year terms. At each annual meeting, the term of one class expires. Currently, Messrs. Blaszkiewicz and Conrad and Ms. McWaters serve as Class I Directors, Messrs. Lennox, Penske and White and Ms. Srere serve as Class II Directors and Messrs. Cabito, Paige and Trammell serve as Class III Directors.
Nominees for Election at this Annual Meeting. The Board of Directors, acting on the recommendation of the Nominating and Corporate Governance Committee, has nominated Alan E. Cabito, Dr. Roderick R. Paige and Kenneth R. Trammell for re-election as Class III Directors, each to serve a three-year term ending in 2019, or until the director’s successor is duly elected. It is intended that the votes represented by the proxies at the Annual Meeting will be cast for the election of Messrs. Cabito, Paige and Trammell as directors.
The following table and text presents information as of the date of this Proxy Statement concerning the nominees for election as directors, including in each case their current membership on committees of the Board of Directors, year first elected a director and principal occupations or affiliations during the last five years, other directorships currently held or held during the past five years and the experiences, qualifications, attributes or skills that each nominee and director brings to our Board of Directors. We believe that each of the director nominees possesses an ability, as demonstrated by recognized success in his or her field, to make meaningful contributions to the Board’s oversight of the business and affairs of the Company.
Director Nominees

Name/Title	Age	Board Committees	Elected to UTI Board
Alan E. Cabito	67	Audit Committee; Nominating and Corporate Governance Committee	2008
Dr. Roderick R. Paige	82	Nominating and Corporate Governance Committee; Government Affairs and Public Policy Committee	2010
Kenneth R. Trammell	55	Audit Committee	2011

Alan E. Cabito
Alan E. Cabito has served as a director on our Board of Directors since 2008. Mr. Cabito began his career with Toyota Motor Sales, U.S.A., Inc. in 1971. Over the course of his 36-year tenure at Toyota, Mr. Cabito served in a variety of functional areas, including sales, marketing, research, pricing, distribution, logistics, production control and dealer market representation. Most recently, he was Group Vice President, Sales Administration, and an officer of Toyota Motor Sales. Mr. Cabito also served as the President of AirFlite, Toyota’s fixed-base operation located at the Long Beach, California airport. Mr. Cabito retired from Toyota Motor Sales in December 2007. Mr. Cabito also served as a director on the board of New United Motor Manufacturing, Inc. through September 2013. Mr. Cabito received an MBA in Finance from the University of Southern California. Along with his executive management experience, Mr. Cabito brings to the Board of Directors extensive experience in and knowledge of the automotive manufacturing industry.

Dr. Roderick R. Paige
Dr. Roderick R. Paige has served as a director on our Board of Directors since September 2010. Dr. Paige was a founder of the Chartwell Education Group, LLC, an education consulting firm, and served as its Chairman from 2005 to 2009. Dr. Paige has also served as Senior Advisor to Higher Ed Holdings, LLC since 2005. Dr. Paige served as the United States Secretary of Education from 2001 to 2005 and was a Public Policy Scholar at the Woodrow Wilson International Center for Scholars in 2005. Dr. Paige also served as a director of News Corporation during the last five years and was a member of its compensation committee. Dr. Paige also has significant experience in the education industry, including 10 years as the dean of a college of education, four years as trustee of a 200,000 student school district and approximately seven years as the Superintendent of Schools of the Houston Independent School District. Dr. Paige received his doctorate and masters in health and physical education from Indiana University and his BS from Jackson State University. Dr. Paige brings to the Board of Directors governmental regulatory and leadership experience and contacts in the education industry.

Kenneth R. Trammell
Kenneth R. Trammell has served as a director on our Board of Directors since June 2011. Mr. Trammell has served as the Chief Financial Officer of Tenneco Inc., a publicly traded manufacturer of vehicle components and systems, since September 2003, and Controller from 1997 through 2003. Prior to joining Tenneco in 1996, Mr. Trammell spent 12 years with the international public accounting firm of Arthur Andersen LLP. Mr. Trammell received a BBA in accounting from the University of Houston. Mr. Trammell has significant business experience in the original equipment and aftermarket automotive parts industry for more than 15 years. He also has considerable experience in financial reporting, accounting, internal controls, capital markets transactions, investor relations and operations finance. Mr. Trammell qualifies as an audit committee financial expert under SEC guidelines.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU
VOTE "FOR" EACH OF THESE NOMINEES

Continuing Directors. The terms of Messrs. Blaszkiewicz and Conrad and Ms. McWaters are scheduled to end in 2017, and the terms of Messrs. Lennox, Penske and White and Ms. Srere are scheduled to end in 2018.
David A. Blaszkiewicz, age 47, has served as a director on our Board of Directors since December 2011. Mr. Blaszkiewicz has served as the Chief Executive Officer of Invest Detroit, a leading economic development organization, and its predecessor companies since November 2014 and as President of Invest Detroit since 2001. Mr. Blaszkiewicz served as President and Chief Executive Officer of Downtown Detroit Partnership, Inc., a private/public partnership of corporate and civic leaders engaged in key community revitalization efforts, from February 2011 to June 2014. In addition, Mr. Blaszkiewicz currently serves on the board of a number of non-profit organizations, including the national New Markets Tax Credit Coalition, Detroit’s Downtown Development Authority, M-1 RAIL, New Detroit, Detroit Economic Growth Corporation and Detroit Community Loan Fund. Mr. Blaszkiewicz also served as Director of Finance and Secretary/Treasurer of Detroit Renaissance, Inc., an organization of CEOs now known as Business Leaders for Michigan, from 1994 through 2001. Mr. Blaszkiewicz received a BS in Business from Wayne State University and received his MBA in 1998 from Michigan State University. Mr. Blaszkiewicz brings to the Board significant financial, commercial real estate and development expertise as well as municipal and private investment experience.
Conrad A. Conrad, age 69, has served as a director on our Board of Directors since February 2004 and as our Lead Director since December 2013, also serving as the Chairman of the Audit Committee from 2004 to 2012 and as a member of the Compensation Committee from 2004 to 2015. Mr. Conrad served as a director of Rural/Metro Corporation until June 2011 and as a director of Fender Musical Instruments Corporation until April 2014. Mr. Conrad was employed with The Dial Corporation from August 2000 to October 2005, where he served as Executive Vice President and Chief Financial Officer. Prior to this, Mr. Conrad worked for 25 years with Quaker State Corporation, a leading manufacturer of branded automotive and consumer products and services, where he held multiple positions, most recently Vice Chairman and Chief Financial Officer. Mr. Conrad received an AB in Accounting from The College of William & Mary. As a former chief financial officer for a public company, Mr. Conrad has experience in finance and accounting, particularly as it applies to public companies such as UTI. His prior positions with Quaker State gave him insight into the automotive products and services market. Mr. Conrad also served as the chairman of the board of Rural/Metro Corporation, which experience aids his service to our Board of Directors. Mr. Conrad qualifies as an audit committee financial expert under SEC guidelines.
Lieutenant General William J. Lennox, Jr. (USA Ret.), age 66, has served as a director on our Board of Directors since January 2014. Mr. Lennox has served as Chief Executive Officer of Lennox Strategies, LLC, a consulting company and personal business venture, since 2012. From 2006 to 2012, Mr. Lennox served as Senior Vice President, Washington, D.C., for Goodrich Corporation, a Fortune 500 aerospace firm. Prior to his position at Goodrich Corporation, Mr. Lennox served approximately 35 years in the United States Army, culminating as

Superintendent of the United States Military Academy at West Point. Mr. Lennox currently serves on the Board of Princeton Power Systems, a privately held manufacturer of advanced power conversion products and alternative energy systems. Mr. Lennox received a bachelor’s degree in international affairs from the United States Military Academy at West Point, as well as a master’s degree and Ph.D. in literature from Princeton University. Mr. Lennox’s exceptional military career and his expertise in developing and managing strategic relationships between the private sector and government entities brings a unique set of experiences and capabilities to the Board.
Kimberly J. McWaters, age 51, has served as our Chief Executive Officer since October 2003, as the Chairman of our Board of Directors since December 2013 and as a director on our Board of Directors since 2005. Ms. McWaters served as our President from 2000 to March 2011 and previously served on our Board of Directors from 2002 to 2003. From 1984 to 2000, Ms. McWaters held several positions with UTI, including Vice President of Marketing and Vice President of Sales and Marketing. Ms. McWaters has also served as a director Mobile Mini, Inc. since August 2014 and as a director of Penske Automotive Group, Inc. since December 2004. Ms. McWaters received a BS in Business Administration from the University of Phoenix. As a long-time employee of UTI, Ms. McWaters brings to the Board of Directors an understanding of the organization and experience in the post-secondary technical education services industry.
Roger S. Penske, age 78, has served as a director on our Board of Directors since 2002. Mr. Penske has served as Chairman of the Board of Directors and Chief Executive Officer of Penske Automotive Group, Inc., a publicly-traded automotive retailer, since 1999. Mr. Penske has also been Chairman of the Board of Directors and Chief Executive Officer of Penske Corporation since 1969. Mr. Penske also serves as a director of Business Leaders for Michigan and Downtown Detroit Partnership. Mr. Penske has also served as a director of General Electric Company and as a trustee of the Detroit Medical Center during the last five years. Mr. Penske has executive management experience in the automotive industry and experience as a public company director. Mr. Penske brings to the Board of Directors high-level connections to various automotive companies and extensive experience in and understanding of the automotive retail industry.
Linda J. Srere, age 60, has served as a director on our Board of Directors since 2005. Ms. Srere is a marketing and advertising consultant. From January 2000 to November 2001, she served as President of Young & Rubicam Advertising, a worldwide advertising network. From September 1998 to January 2000, Ms. Srere served as Vice Chairman and Chief Client Officer of Young & Rubicam Inc. (“Y&R”). From January 1997 to September 1998, she served as President and CEO of Y&R’s New York office. Ms. Srere joined Y&R in September 1994 as Executive Vice President and Director of Business Development. Ms. Srere served as the Chairman of advertising agency Earle Palmer Brown New York from 1992 to 1994, and served as President of advertising agency Rosenfeld, Sirowitz, Humphrey & Strauss from 1990 to 1992. For 11 years, until July 2012, Ms. Srere was a director of Electronic Arts Inc. During her tenure, she served on its compensation and its nominating and governance committees. Ms. Srere also served as a director of aQuantive, Inc., which was sold to Microsoft in 2007. She currently sits on the Investor and Executive Council of DCubed Group, a private market investment firm. Ms. Srere brings to the Board of Directors marketing, strategic and business leadership skills from her career in marketing and advertising.
John C. White, age 67, has served as a director on our Board of Directors since 1997. Mr. White served as Chairman of our Board of Directors from October 2005 until December 2013. From October 2003 to September 2005, Mr. White served as our Chief Strategic Planning Officer and Vice Chairman. From April 2002 to September 2003, Mr. White served as our Chief Strategic Planning Officer and Co-Chairman of our Board of Directors. From 1997 to March 2002, Mr. White served as our Chief Strategic Planning Officer and Chairman of our Board of Directors. Mr. White served as the President of Clinton Harley Corporation (which operated under the name Motorcycle Mechanics Institute and Marine Mechanics Institute) from 1977 until it was acquired by UTI in 1998. Prior to 1977, Mr. White was a marketing representative with International Business Machines Corporation. Mr. White was appointed by the Arizona Senate to serve as a member of the Joint Legislative Committee on Private Regionally Accredited Degree Granting Colleges and Universities and Private Nationally Accredited Degree Granting and Vocational Institutions in 1990. He was appointed by the Governor of Arizona to the Arizona State

Board for Private Post-secondary Education, where he was a member and Complaint Committee Chairman from 1993-2001. Mr. White received a BS in Engineering from the University of Illinois. Mr. White has experience in the post-secondary technical education services industry and has experience involving accreditation issues. Mr. White has assisted with our strategic planning, both as a director and as an employee.
There are no family relationships among any of our directors and executive officers.
Corporate Governance and Related Matters
Corporate governance is typically defined as the system that allocates duties and authority among a company’s stockholders, board of directors and management. The stockholders elect the board and vote on extraordinary matters; the board is the company’s governing body, responsible for hiring, overseeing and evaluating management; management runs the company’s day-to-day operations. Our Board of Directors currently consists of ten directors.
Board Leadership Structure. Our Corporate Governance Guidelines provide that our Board of Directors is free to choose the Chairman of the Board in any manner that is in the best interests of UTI. In making leadership structure determinations, our Board of Directors considers many factors, including the specific characteristics and circumstances existing at that time, whether the role of Chairman should be separate from that of the Chief Executive Officer and, if the roles are separate, whether the Chairman should be selected from the independent directors or from management. The Board believes that no single board leadership model is universally or permanently appropriate and will periodically review its Chair selection and whether or not that selection should remain in effect.
At this time, our Chief Executive Officer (Ms. McWaters) also serves as the Chairman of the Board of Directors, and the Board also has an independent Lead Director (Mr. Conrad). The Board believes that combining the positions of Chairman and Chief Executive Officer provides an efficient and effective leadership model, including clarity of leadership, effective decision-making and a firm link between management and the Board. The Board also believes that the Chief Executive Officer’s extensive understanding of UTI’s business and operations and her years of experience with UTI and in the industry make her well-positioned to lead Board discussions of important matters affecting our business. In addition, as part of considering the successor to the Chairman, the Board determined that it would be appropriate to establish an independent Lead Director position. The Board believes that this will help facilitate a smooth leadership transition and the ongoing balance of the independent director perspective. The Board believes that Mr. Conrad’s leadership experience and 11 years of experience with our company make him well-qualified to serve in the Lead Director role.
Under the current Corporate Governance Guidelines, an independent Lead Director will be appointed when the Chairman position is not held by an independent director. The role of the Lead Director is to assist the Chairman and the remainder of the Board in assuring effective governance in overseeing the direction and management of the Company. The Lead Director serves at the pleasure of the Board, and his appointment and responsibilities will be reviewed at least annually. The Lead Director’s responsibilities include the following: (i) organizing, setting the agenda for, leading and presiding over non-management/executive sessions of the Board; (ii) providing feedback to and engaging with the Chief Executive Officer on non-management/executive sessions; (iii) authority to call meetings of the independent directors; (iv) facilitating communication among directors, and between the Board and the senior management team, serving when needed as a liaison between the Chief Executive Officer and the directors; (v) coordinating the activities of the independent directors; (vi) working with the Chairman of the Board to set and approve the Board schedule and agenda; (vii) presiding over any meeting of the Board in the absence of the Chairman of the Board/CEO and any vice chairman appointed by the Board, unless otherwise determined by the Board; (viii) presiding over any meeting of the stockholders in the absence of the Chairman of the Board/CEO and any vice chairman appointed by the Board, unless otherwise determined by the Board; (ix) supporting the Board’s review of the Corporate Governance Guidelines; and (x) such other functions and responsibilities as set forth in the Corporate Governance Guidelines or as requested by the Board from time to time.
Our Corporate Governance Guidelines call for regular executive sessions of the non-management directors (those not employed by us). The Board of Directors believes that these regular executive sessions outside of the presence and influence of management ensure that non-management directors have sufficient opportunity to fully and candidly discuss ideas and issues regarding the Company, management’s performance and whether Board operations are satisfactory. As discussed above, the Lead Director will lead and preside over these non-management sessions, and will organize and establish the agenda for these sessions. If the Lead Director is absent or that position is vacant, the independent directors will select from among them who will preside over any private sessions.
“Independent” Directors. Our Board of Directors has determined that Messrs. Blaszkiewicz, Cabito, Conrad, Lennox, Paige, Penske and Trammell and Ms. Srere qualify as “independent” in accordance with the published listing requirements of the New York Stock Exchange (the “NYSE”). The NYSE’s independence definition includes a series of objective tests, such as that the director is not an employee of the Company, has no material relationships with the Company and has not engaged in various types of business dealings with the Company. An explanation of the independence standard used by our Board of Directors, which standard incorporates the NYSE independence definition, is set forth in the Corporate Governance Guidelines adopted by the Board of Directors and discussed elsewhere in this Proxy Statement. The Board of Directors considers all relevant facts and circumstances in evaluating the independence of its members from management. Non-material business transactions conducted in the ordinary course of business are not determinative of the issue of independence. As required by the NYSE rules, the Board of Directors has made an affirmative determination as to each independent director that no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and has affirmatively determined that each independent director meets the independence standard used by the Board of Directors. In making these determinations, the Board of Directors reviewed and discussed information provided by the directors and our management with regard to each director’s business and personal activities as they may relate to us and our management, including Ms. McWaters’ service on the board of directors of another entity for which one of the directors serves as chairman and chief executive officer. The Board of Directors also considered each director’s other relationships that do not involve us or our management such as the employment of UTI graduates in the service departments of automotive dealerships owned by an entity of which one of our directors is an affiliate and the service on the UTI Foundation board by the spouse of one of the independent directors.
“Independence” for Audit Committee and Compensation Committee Members and Audit Committee Financial Expert. As required by the NYSE rules, the members of our Audit Committee each qualify as “independent” under special standards established by the SEC for members of audit committees, and the members of our Compensation Committee each qualify as “independent” under special standards established by the NYSE for members of compensation committees. Our Audit Committee also includes at least one independent member who is determined by the Board of Directors to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules, including that the person meets the relevant definition of an “independent director.” Mr. Conrad and Mr. Trammell have been determined to be audit committee financial experts. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Conrad’s and Mr. Trammell’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Conrad or Mr. Trammell any duties, obligations or liabilities that are greater than those generally imposed on members of the Audit Committee and the Board of Directors, and the designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liabilities of any other member of our Audit Committee or the Board of Directors.
Board’s Role in Risk Oversight. The Board of Directors as a whole is responsible for risk management oversight of the Company and in ensuring that management develops sound business strategies. The involvement of the full Board of Directors in setting the Company’s business strategy and objectives is integral to the Board’s assessment of our risk and also a determination of what constitutes an appropriate level of risk and how best to manage any such risk. This involves receiving reports and/or presentations from applicable members of management and the committees of the Board. The full Board of Directors continually evaluates Company risks such as financial risk, legal/compliance risk, operational/strategic risk and fraud risk and addresses individual risk issues with management throughout the year as necessary.
While the Board of Directors has the ultimate oversight responsibility for the risk management process, the Board delegates responsibility for certain aspects of risk management to its committees, which are comprised of only independent directors. In particular, the Audit Committee focuses on enterprise risks and related controls and procedures, including financial reporting, fraud and regulatory risks. The Compensation Committee strives to create compensation practices that do not encourage excessive levels of risk taking that would be inconsistent with the Company’s strategy and objectives. The Nominating and Corporate Governance Committee is responsible for overseeing the Company’s corporate governance and corporate governance principles.
Board Meetings
Our Board of Directors and its committees meet throughout the year on a set schedule and also hold special meetings and act by written consent from time to time as appropriate. The Board of Directors has delegated various responsibilities and authority to different Board committees as described elsewhere in this Proxy Statement. Committees regularly report on their activities and actions to the full Board of Directors. In addition, the Corporate Governance Guidelines that have been adopted by the Board of Directors and which are discussed elsewhere in this Proxy Statement call for regular executive sessions of the non-management directors.
In fiscal 2015, the Board of Directors held seven meetings. Each director attended at least 75% of the aggregate of the Board of Director meetings and meetings of committees on which such director served during the director’s tenure as a director and committee member.
Board Committees and Charters
We currently have four standing Board committees: Audit, Compensation, Nominating and Corporate Governance and Government Affairs and Public Policy. Each member of the Audit, Compensation, Nominating and Corporate Governance and Government Affairs and Public Policy Committees is an independent director in accordance with NYSE standards. Each of the Board committees has a written charter approved by the Board of Directors. Copies of each charter are posted on our website at www.uti.edu under the “Investors - Corporate Governance” captions. We will provide copies of our Board committee charters upon request made by writing to us at our principal executive offices at 16220 North Scottsdale Road, Suite 100, Scottsdale, Arizona 85254.
The current committee membership is as follows:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Government Affairs and Public Policy Committee
David A. Blaszkiewicz		Chair
Alan E. Cabito	✓		✓
Conrad A. Conrad	✓
LTG (R) William J. Lennox, Jr.		✓		Chair
Roderick R. Paige			✓	✓
Roger S. Penske			✓	✓
Linda J. Srere		✓	Chair
Kenneth R. Trammell	Chair

Audit Committee. Messrs. Cabito, Conrad and Trammell served as members of our Audit Committee during fiscal 2015. The Board of Directors has determined that Mr. Cabito is financially literate and that Messrs. Conrad and Trammell are financial experts and that each satisfies the independence requirements of the NYSE and the SEC. The Audit Committee has the responsibility for overseeing, among other things, our accounting and financial reporting processes, the reliability of our financial statements, the effective evaluation and management of our financial risks, our compliance with laws and regulations, and the effective and efficient audit of our financial statements by a qualified independent registered public accounting firm. The Audit Committee met 10 times during fiscal 2015. The Audit Committee is required by SEC rules to publish a report to stockholders concerning the Audit Committee’s activities during the prior fiscal year. The Audit Committee’s report is set forth elsewhere in this Proxy Statement.
Compensation Committee. Messrs. Blaszkiewicz, Conrad and Lennox and Ms. Srere served as members of our Compensation Committee during fiscal 2015. The Board of Directors has determined that each of Messrs. Blaszkiewicz, Conrad and Lennox and Ms. Srere satisfies the independence requirements of the NYSE. The primary responsibility of the Compensation Committee is to develop and oversee the implementation of the Company’s philosophy with respect to the compensation of our officers. In that regard, the Compensation Committee has the responsibility for, among other things, developing and maintaining a compensation policy and strategy that creates a direct relationship between pay levels and corporate performance and returns to stockholders; recommending compensation and benefit plans to the Board of Directors for approval; reviewing and approving annual corporate and personal goals and objectives to serve as the basis for the Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of the goals and, based on such evaluation, determining the Chief Executive Officer’s compensation; determining the annual total compensation for our Named Executive Officers; approving the grants of equity-based incentives as permitted under our equity-based compensation plans; reviewing and recommending to the Board of Directors compensation for our non-management directors; and reviewing and recommending employment agreements, severance arrangements and change in control plans that provide for benefits upon a change in control, or other provisions for our executive officers and directors, to the Board of Directors. The Compensation Committee met five times during fiscal 2015.
Our Board of Directors has adopted a charter for the Compensation Committee that provides, among other things, that the Compensation Committee may, at its discretion, utilize consultants, counsel or other advisers to assist the Compensation Committee in fulfilling its duties. Pursuant to its written charter, the Compensation Committee has the sole authority to retain, obtain the advice of or terminate any such consultant, counsel or other adviser, including sole authority to approve the fees and other retention terms. The Compensation Committee retained Compensia, Inc. (“Compensia”) to assist as independent compensation consultants. For additional information on the role of compensation consultants, please see “Compensation Discussion and Analysis - Role of Compensation Consultants,” which is included elsewhere in this Proxy Statement. Other than their review and analysis of officer and director compensation or as otherwise discussed in this Proxy Statement, Compensia did not provide any additional services to us during the 2015 fiscal year.
Nominating and Corporate Governance Committee. Messrs. Cabito, Paige and Penske and Ms. Srere served as members of our Nominating and Corporate Governance Committee during fiscal 2015. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee satisfies the independence requirements of the NYSE. The Nominating and Corporate Governance Committee has the responsibility for, among other things, identifying individuals qualified to serve as directors of UTI; recommending qualified individuals for election to the Board of Directors at the annual meeting of stockholders; recommending to the Board of Directors those directors to serve on each of the Board committees; recommending a set of corporate governance guidelines to the Board of Directors; reviewing periodically our Corporate Governance Guidelines and recommending governance issues that should be considered by the Board of Directors; reviewing periodically the Board of Director’s committee structure and operations and the working relationship between each committee and the Board of Directors; and considering, discussing and recommending ways to improve the Board of Director’s effectiveness. The Nominating and Corporate Governance Committee also reviews and makes recommendations to the Board of Directors regarding the size and the composition of the Board of Directors. In addition, the Nominating and Corporate Governance Committee will review and consider properly submitted stockholder recommendations on candidates for membership on the Board of Directors as described below. In evaluating such recommendations, the Nominating and Corporate Governance Committee will use the same review criteria discussed below under “Director Qualifications and Review of Director Nominees.” Any stockholder recommendations proposed for consideration by the Nominating and Corporate Governance Committee must include the candidate’s name, accompanied by relevant biographical information, and must be submitted in accordance with our Bylaws to the attention of our Corporate Secretary at Universal Technical Institute, Inc., 16220 North Scottsdale Road, Suite 100, Scottsdale, Arizona 85254. The Nominating and Corporate Governance Committee met four times during fiscal 2015.
Government Affairs and Public Policy Committee. In December 2014, our Board of Directors established our Government Affairs and Public Policy Committee and appointed Messrs. Lennox, Penske and Paige to serve as members of the committee. The Board of Directors has determined that each member of the Government Affairs and Public Policy Committee satisfies the independence requirements of the NYSE. The Government Affairs and Public Policy Committee has the responsibility for, among other things, identifying, evaluating and reviewing legislative, regulatory, governmental and public policy matters and trends that may impact our strategic business goals, activities and performance; evaluating and reviewing our strategic governmental affairs and public policy mission and objectives and developing recommendations to allow our company to effectively achieve strategic business goals; providing tactical assistance to manage and to support our governmental affairs and public policy mission and objectives and achievement of strategic business goals; and reviewing the policies, practices and priorities of our political action committee. The Government Affairs and Public Policy Committee met three times during fiscal 2015.
Director Qualifications and Review of Director Nominees
The Nominating and Corporate Governance Committee makes recommendations to the Board of Directors regarding the size and composition of the Board of Directors. The Committee reviews annually with the Board of Directors the composition of the Board of Directors as a whole and recommends, if necessary, measures to be taken so that the Board of Directors reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board of Directors as a whole and contains at least the minimum number of independent directors required by the NYSE and other applicable laws and regulations. The Committee is responsible for ensuring that the composition of the Board of Directors accurately reflects the needs of our business and, in accordance with the foregoing, proposing the addition of members and the necessary resignation of members for purposes of obtaining the appropriate members and skills.
To fulfill its responsibility to recruit and recommend to the full Board of Directors nominees for election as directors, the Committee reviews the composition of the Board of Directors to determine the qualifications and areas of expertise needed to further enhance the composition of the Board of Directors and works to attract candidates with those qualifications. In evaluating a director candidate, the Committee considers factors that are in the best interests of the Company and its stockholders, including the knowledge, experience and integrity of each candidate; the potential contribution of each candidate to the diversity of backgrounds, experience and competencies which the Board of Directors desires to have represented; each candidate’s ability to devote sufficient time and effort to his or her duties as a director; and any other criteria established by the Board of Directors and any core competencies or technical expertise necessary to staff committees of the Board of Directors. Directors should have a background and experience in areas important to the operations of the Company, such as business, education, marketing, finance, government or law, and should be individuals of high integrity and independence with substantial accomplishments. The Committee does not assign specific weights to any particular criteria. Rather, the Board of Directors believes that the backgrounds and qualifications of the directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities. In connection with each director nomination recommendation, the Committee considers the issue of continuing director tenure and whether the Board of Directors will be exposed to new ideas and viewpoints and will maintain willingness to critically examine the status quo.
In connection with director nominations, the Committee also considers the nominees’ roles in (i) assisting with our business strategy, (ii) overseeing our efforts in complying with the disclosure requirements of the SEC and the NYSE, (iii) assisting in improving our internal controls and disclosure controls and (iv) overseeing our corporate governance and leadership structure.
The Committee shall consider nominees recommended by stockholders for election to the Board, provided the names of such nominees, accompanied by relevant biographical information, are submitted in accordance with the Company’s Bylaws. Pursuant to the Company’s Bylaws, a stockholder may nominate a person for election to the Board by making timely notice in proper written form to the Secretary of the Company. To be timely, a stockholder’s notice must be delivered to or mailed to and received by the Secretary at the principal executive offices of the Company at 16220 North Scottsdale Road, Suite 100, Scottsdale, Arizona 85254, not less than 90 days nor more than 120 days in advance of the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that (i) no annual meeting was held in the previous year or (ii) the date of the annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, or in the event of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. To be in proper written form, such stockholder’s notice to the Secretary shall set forth in writing (a) as to each person whom such stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as director if elected as well as (i) such person’s name, age, business address and residence address, (ii) his or her principal occupation or employment, (iii) the class and number of shares of the Company that are beneficially owned by such person, (iv) a statement as to whether such person, if elected, intends to tender, promptly following such person’s failure to receive the required vote for re-election at the next meeting which such person would face re-election, an irrevocable resignation effective upon acceptance of such resignation by the Board, in accordance with the Company’s Corporate Governance Guidelines, and (v) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder; and (b) as to such stockholder (i) the name and address, as they appear on the Company’s books, of such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (ii) the class and number of shares of the Company which are beneficially owned by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, and any material interest of such stockholder and owner and (iii) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice to the Secretary by, or on behalf of, the stockholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the stockholder or any of its affiliates or associates with respect to shares of stock of the Company, and a representation that the stockholder will notify the Company in writing within five business days after the record date for such meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting.
Board Attendance at Annual Stockholder Meetings
While all directors are encouraged to attend our annual stockholder meetings, the Board of Directors does not have a formal policy with respect to such attendance. All directors attended last year’s annual meeting of stockholders.
Communication with the Board of Directors
Stockholders and other interested parties may communicate with the Chairman of the Board of Directors, the directors as a group, the non-management directors as a group or an individual director directly by submitting a letter in a sealed envelope labeled accordingly. This letter should be placed in a larger envelope and mailed to Universal Technical Institute, Inc., 16220 North Scottsdale Road, Suite 100, Scottsdale, Arizona 85254.
Code of Conduct; Corporate Governance Guidelines
We have a Code of Conduct (including a Supplemental Code of Ethics for the Chief Executive Officer and Senior Financial Officers) (the “Code of Conduct”) that applies to all of our employees, including our principal executive officer, principal financial officer and principal accounting officer. This Code of Conduct is posted on our website at www.uti.edu under the “Investors - Corporate Governance” captions.
We will provide a copy of the Code of Conduct upon request made by writing to us at our principal executive offices at 16220 North Scottsdale Road, Suite 100, Scottsdale, Arizona 85254.
As indicated elsewhere in this Proxy Statement, the Board of Directors has adopted Corporate Governance Guidelines. These Corporate Governance Guidelines are posted on our website at www.uti.edu under the “Investors - Corporate Governance - Board of Directors” captions. We will provide a copy of the Corporate Governance Guidelines upon request made by writing to us at our principal executive offices at the address indicated above and on the first page of this Proxy Statement.
Compensation of Non-Management Directors
In fiscal 2015, our non-management directors received a $35,000 annual retainer. Each non-management director also received an annual award under our 2003 Incentive Compensation Plan (the “2003 Plan”) of shares of the Company’s common stock equal to approximately $50,000 on the date of grant. In addition, each non-management director received reimbursement for out-of-pocket expenses, including travel expense on commercial flights or the equivalent cost of advance purchase first class commercial travel for non-management directors utilizing private aircraft. Upon election or appointment to the Board of Directors, our new non-management directors receive a one-time grant of restricted stock units with a value of $75,000, which are subject to a three-year vesting period.
The Lead Director receives an additional annual retainer of $20,000. The chairperson of the Nominating and Corporate Governance Committee receives an additional annual retainer of $12,000, the chairperson of the Compensation Committee receives an additional annual retainer of $15,000, the chairperson of the Audit Committee receives an additional annual retainer of $20,000 and the chairperson of the Government Affairs and Public Policy

Committee receives an additional annual retainer of $25,000. The non-chairperson directors serving on the Compensation Committee and the Nominating and Corporate Governance Committee each receive an additional annual retainer of $6,000. The non-chairperson directors serving on the Audit Committee each receive an additional annual retainer of $8,000. The non-chairperson directors serving on the Government Affairs and Public Policy Committee each receive an additional annual retainer of $8,000. No director receives additional compensation for meeting attendance. Directors who are also officers do not receive any separate compensation for serving as directors.
Our non-management directors are also eligible to participate in a non-qualified deferred compensation plan. The Company offers this non-qualified deferred compensation plan to allow the directors to set aside a portion of their income for retirement on a pre-tax basis. A non-management director may defer up to 100% of cash Board compensation earned in the calendar year. The non-qualified deferred compensation plan is more fully discussed in the Compensation Discussion and Analysis section included elsewhere in this Proxy Statement.

The following table sets forth a summary of the compensation we paid to our non-management directors in fiscal 2015.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($)	Total ($)
David A. Blaszkiewicz	50,000	50,004	—	100,004
Alan E. Cabito	52,000	50,004	—	102,004
Conrad A. Conrad	66,000	50,004	—	116,004
LTG (R) William J. Lennox, Jr.	85,792 (2)	50,004	—	135,796
Roderick R. Paige	47,333	50,004	—	97,337
Roger S. Penske	47,333 (3)	50,004	—	97,337
Linda J. Srere	51,500	50,004	—	101,504
Kenneth R. Trammell	55,000	50,004	—	105,004
John C. White	35,000	50,004	588,589 (4)	673,593
______________________________
(1)
Represents the aggregate grant date fair value of awards issued under the 2003 Plan computed in accordance with Accounting Standards Codification issued by the Financial Accounting Standards Board, Topic 718 (“Topic 718”). The annual grant was based on 5,453 shares at the closing price on February 18, 2015 of $9.17. Directors listed in this table who held unvested restricted stock awards or units at the end of fiscal year 2015 (and the number of unvested shares of restricted stock held by such directors at September 30, 2015) were as follows: Mr. Lennox (4,130 shares). In addition, as of September 30, 2015, Mr. White held 5,831 shares of restricted stock, subject to the terms of his severance and transition agreement discussed below.

(2)	Mr. Lennox received a one-time payment of $25,000 for additional past services related to the Government Affairs and Public Policy Committee.
(3)	Mr. Penske elected to defer $47,333 of fees into the Universal Technical Institute Deferred Compensation Plan.
(4)	All Other Compensation for Mr. White includes $579,375 in severance, $8,145 in medical premiums and $1,069 in dental premiums. See below for additional information regarding Mr. White’s compensation.

Indemnification. We indemnify our directors and officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to the Company. We have also entered into agreements with our directors, contractually obligating us to provide this indemnification to them.
Mr. White’s Compensation. We entered into a severance and transition agreement with Mr. White in connection with his retirement from his duties as an executive officer and Chairman of the Board. Pursuant to that arrangement, Mr. White’s employment with us ended on December 9, 2013, and he continues to serve as a non-employee, non-management member of the Board. For that continued service, he receives the same compensation paid to our Board members generally. Mr. White also received certain severance amounts and benefits under the severance and transition agreement, which generally included the amounts and benefits provided for under his previous employment agreement for terminations without cause or resignations for good reason, with certain modifications. Accordingly, Mr. White received cash severance at the rate of $551,655 per year, payable for 24 months in bi-weekly installments in accordance with his previous employment agreement. We were also required to pay medical, dental and vision COBRA premiums for periods of up to approximately nine months for Mr. White and 18 months for his spouse if they were eligible for and elected to receive COBRA continuation coverage. After the expiration of the COBRA continuation period, we are continuing to provide Mr. White’s spouse with health insurance benefits until October 31, 2019, on terms comparable to the medical benefits provided to the spouses of senior executives of the Company. Mr. White also received an additional cash severance amount of $51,000, paid in bi-weekly installments for 24 months in accordance with the payment terms applicable to his severance payments under his previous employment agreement.
While Mr. White remains a Board member, restricted stock awards granted to him before he retired will continue to vest and restrictions thereon will continue to lapse in accordance with the award terms. If Mr. White resigns from the Board or his Board service otherwise terminates, and any restricted stock awards granted before his retirement date remain subject to any restrictions at that time, we will pay Mr. White a cash amount equal to the fair value of those unvested restricted shares within 30 days of his departure from the Board. The previous award agreements relating to Mr. White’s outstanding restricted stock awards otherwise remain applicable and are not superseded. The estimated fair market value of Mr. White’s outstanding restricted stock as of the end of fiscal year 2015 was $20,467. Except as described above or as provided by law, his participation in or coverage under all Company benefit plans ceased as of December 15, 2013.
Mr. White remains subject to the confidentiality provisions of his employment agreement. The severance and transition agreement also includes a standard release and waiver of claims by Mr. White.
PROPOSAL 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm to perform an integrated audit of our financial statements for the year ending September 30, 2016 and of our internal control over financial reporting as of September 30, 2016. In taking this action, the Audit Committee considered Deloitte & Touche LLP’s independence with respect to the services to be performed and other factors that the Audit Committee and the Board of Directors believe are advisable and in the best interest of the stockholders. As a matter of good corporate governance, the Audit Committee has decided to submit its selection to stockholders for ratification. In the event that this selection of independent registered public accounting firm is not ratified by a majority vote of the shares of common stock present or represented at the Annual Meeting, it will be considered as a direction to the Audit Committee to consider the selection of a different firm.
PricewaterhouseCoopers LLP served as our independent registered public accounting firm for fiscal years 1999 through 2014. On December 10, 2014, the Audit Committee commenced a comprehensive, competitive process to select an independent registered public accounting firm to audit our financial statements for the fiscal year ending September 30, 2015 (“request for proposal”). On December 19, 2014, PricewaterhouseCoopers LLP declined to stand for re-election and informed us that it would not respond to our request for proposal. The termination of the relationship become effective upon completion by PricewaterhouseCoopers LLP of its procedures on our unaudited interim financial statements as of and for the quarter ended December 31, 2014 and the filing of the related Form 10-Q. On February 3, 2015, the Audit Committee approved the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ended September 30, 2015 and interim quarterly periods beginning with the three months ended March 31, 2015.
The audit reports of PricewaterhouseCoopers LLP on our consolidated financial statements as of and for the fiscal years ended September 30, 2014 and 2013 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.
During the fiscal years ended September 30, 2014 and 2013, and the subsequent interim period through December 19, 2014, there were (i) no disagreements between us and PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to PricewaterhouseCoopers LLP’s satisfaction, would have caused PricewaterhouseCoopers LLP to make reference to the subject matter of the disagreement in connection with its reports and (ii) no reportable events (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions).

The Company requested that PwC furnish a letter addressed to the SEC stating whether it agrees with the statements made above. A copy of PwC’s letter, dated December 23, 2014, was filed as an exhibit to our Current Report on Form 8-K, dated December 19, 2014, which was filed with the SEC on December 23, 2014.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP.
Audit Fees and Audit-Related Fees
As more fully described below, all services provided by our independent registered public accounting firm are pre-approved by the Audit Committee, including audit services, audit-related services, tax services and certain other services.
The following table shows fees that were accrued for audit and other services provided by Deloitte & Touche LLP for fiscal 2015 and interim quarterly periods beginning with the three months ended March 31, 2015 and by PricewaterhouseCoopers LLP for fiscal 2014 and the three months ended December 31, 2014:

	2015	2014
Audit Fees	$918,193	$1,256,988
Audit-Related Fees	—	—
Tax Fees	25,000	20,000
All Other Fees	2,000	1,800
Total	$945,193	$1,278,788

Audit Fees. Audit fees for the years ended September 30, 2015 and 2014 related primarily to services rendered for the integrated audit of the consolidated financial statements and internal control over financial reporting included in our Annual Report on Form 10-K and for the limited reviews of the financial information included in our Quarterly Reports on Form 10-Q. For 2015, we were billed $758,248 by Deloitte & Touche LLP for audit fees for the period. For 2015, we paid $69,583 to PricewaterhouseCoopers LLP in connection with the review of our financial statements for the first quarter of 2015. We paid an additional $90,362 to PricewaterhouseCoopers LLP for transition type services (e.g. consent, review of workpapers, etc.) in connection with our change to Deloitte & Touche LLP.
Tax Fees. Tax fees for the years ended September 30, 2015 and 2014 related primarily to income tax compliance services, including technical and tax advice related to the review of tax returns. Fees for the year ended September 30, 2015 were paid to Deloitte & Touche LLP and fees for the year ended September 30, 2014 were paid to PricewaterhouseCoopers LLP.
All Other Fees. This amount represents an annual subscription for access to Deloitte & Touche LLP’s and PricewaterhouseCoopers LLP’s online databases of accounting guidance issued by various standard-setting bodies in 2015 and 2014, respectively.
It is expected that representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire and will be available to respond to any appropriate questions from stockholders.
Audit Committee Pre-Approval Procedures for Services Provided by the Independent Registered Public Accounting Firm
Pre-Approval of Audit Services. The Audit Committee meets with the independent registered public accounting firm prior to the audit to review the planning and staffing of the audit and approve the services to be provided by the independent registered public accounting firm in connection with the audit.
Pre-Approval of Non-Audit Services. The Audit Committee reviews and approves in advance the retention of the independent registered public accounting firm for any non-audit service that is not prohibited by the Sarbanes-Oxley Act of 2002 (the “Act”), provided, however, that:
(a) permitted non-audit services that account for less than $10,000 shall be deemed to be pre-approved, and
(b) as permitted by Section 302 of the Act, such pre-approval is waived and shall not be required with respect to non-audit services:
(i) that account, in the aggregate, for less than 5% of the total fees paid by us to our independent registered public accounting firm during the fiscal year in which such non-audit services are provided;
(ii) that we did not recognize as “non-audit” services at the time of the engagement; and
(iii) that are promptly brought to the attention of, and approved by, the Committee before the completion of the audit (and such approval may be given by the Audit Committee or any member of the Audit Committee).
The Audit Committee may delegate to any one of its members the authority to grant pre-approval of any permitted non-audit services that account for between $10,000 and $20,000 (and except as otherwise provided in a resolution of the Audit Committee adopted hereafter, the Audit Committee shall be deemed to have delegated such authority, such that any one member of the Audit Committee shall have the authority to grant pre-approval of any permitted non-audit services within such dollar limits). The pre-approval of any non-audit services pursuant to delegated authority or deemed approval shall be reported to the full Audit Committee at its next scheduled meeting. Approval of non-audit services to be performed by the independent registered public accounting firm pursuant to clause (b) above will be disclosed by us as required pursuant to Section 202 of the Act in the applicable reports filed with the SEC.

AUDIT COMMITTEE REPORT FOR THE YEAR ENDED SEPTEMBER 30, 2015
The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee is currently composed of three independent directors. The Audit Committee operates under a written charter adopted by the Board of Directors that is available on the Company’s website at www.uti.edu under the “Investors - Corporate Governance” captions. The Audit Committee met 10 times during fiscal 2015. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting.
In fulfilling its responsibilities, the Audit Committee meets with management and the independent registered public accounting firm to review and discuss the Company’s annual and quarterly financial statements, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K, any material changes in accounting policies used in preparing the financial statements prior to the filing of a report on Form 10-K or Form 10-Q with the SEC, and the items required to be discussed by AU Section 380, Communication with Audit Committees (“AU 380”), with respect to annual financial statements, and AU Section 722, Interim Financial Information, with respect to quarterly financial statements.
The Audit Committee met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of the Company’s financial statements, management’s assessment of the Company’s internal control over financial reporting and the significant accounting policies applied by management in the preparation of the Company’s financial statements, as well as any alternative accounting policies. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by AU 380.
In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm such firm’s independence from the Company and its management. The Audit Committee also has considered whether the independent registered public accounting firm’s provision of permitted non-audit services to the Company is compatible with its independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.
The Audit Committee discussed with the independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of its audit, the evaluation of the Company’s internal controls, the overall quality of the Company’s financial reporting and other matters required to be discussed by AU 380.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2015, for filing with the SEC.
The Audit Committee:

Kenneth R. Trammell (Chair)
Alan E. Cabito
Conrad A. Conrad

EQUITY COMPENSATION PLAN INFORMATION
We maintain the Management 2002 Stock Option Program (the “2002 Plan”) and the 2003 Plan pursuant to which we may grant equity awards to eligible persons.
Management 2002 Stock Option Program. The 2002 Plan was adopted by our Board of Directors and became effective in April 2002. A maximum of 783,000 shares of common stock may be issued under the 2002 Plan, which is administered by our Compensation Committee.
The 2002 Plan provides for the grant of incentive and non-qualified stock options to our employees and employees of related companies, including officers and management directors, and non-statutory options to other persons providing material services to us or related companies. A non-management director is not eligible to receive an award.
As of September 30, 2015, we had issued 690,152 shares of common stock upon the exercise of options granted under the 2002 Plan. We will not make any further grants under the 2002 Plan.
2003 Incentive Compensation Plan. The 2003 Plan was adopted by our Board of Directors and approved by holders of the majority voting power of our voting stock and became effective in December 2003. The 2003 Plan was amended by holders of the majority voting power of our voting stock at the 2012 Annual Meeting of Stockholders. The 2003 Plan was amended to, among other things, increase the number of shares issuable under the 2003 Plan to 5,280,972 shares of our common stock, subject to proportional adjustment to reflect stock splits, stock dividends and other similar events. The 2003 Plan provides for the issuance of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, stock units, performance shares, performance units, performance-based awards and cash bonuses.
Awards under the 2003 Plan may be granted to employees, directors, consultants and advisors to the Company or any of our subsidiaries. However, only employees (including officers and directors who are also employees) of the Company or any of our subsidiaries may receive incentive stock options under the 2003 Plan. The 2003 Plan is administered by our Compensation Committee.
As of September 30, 2015, we had issued 412,293 shares of common stock upon the exercise of options granted under the 2003 Plan, at a weighted average exercise price of $19.15 per share. In addition, 157,051 shares of common stock are issuable pursuant to currently exercisable options granted under the 2003 Plan, at a weighted average exercise price of $23.23 per share.
As of September 30, 2015, we had granted 2,971,705 shares of restricted stock awards under the 2003 Plan, of which 1,161,502 shares have been forfeited and 217,565 shares are still subject to restrictions. During the year ended September 30, 2015, restrictions lapsed with respect to 145,701 shares, of which 51,917 shares were withheld to settle individual participant tax obligations.
As of September 30, 2015, we had awarded 1,399,202 restricted stock units under the 2003 Plan, of which 193,684 shares have been forfeited and 995,185 shares remain unvested. During the year ended September 30, 2015, 188,017 restricted stock units vested, of which 71,145 shares were withheld to settle individual participant tax obligations.

The following table summarizes our equity compensation plan information as of September 30, 2015. Information is included for both equity compensation plans approved by the stockholders and equity plans not approved by the stockholders.

Plan Category	Common Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Common Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in Column (a)) (c)
Equity compensation plans approved by UTI stockholders	157,051	$23.23	1,463,725
Equity compensation plans not approved by UTI stockholders	—	—	—
Totals	157,051	$23.23	1,463,725

COMPENSATION DISCUSSION AND ANALYSIS
In this Compensation Discussion and Analysis, we describe the material components of our executive compensation program for our principal executive officer, principal financial officer, the three other most-highly compensated individuals who were serving as executive officers of the Company as of the end of fiscal 2015 and one additional individual who served as an executive officer of the Company during fiscal 2015 but was not serving as an executive officer on September 30, 2015.

▪	Kimberly J. McWaters, our Chairman of the Board and Chief Executive Officer (our “Chairman/CEO”);

•	Eugene S. Putnam, Jr., our President and Chief Financial Officer;

•	Sherrell E. Smith, our Executive Vice President of Admissions and Operations;

•	Chad A. Freed, our General Counsel and Executive Vice President of Corporate Development;
Jeffry B. May, our Senior Vice President of Marketing; and

•	Kenneth J. Cranston, our former Senior Vice President of Admissions.

These individuals are referred to in this Compensation Discussion and Analysis as the “Named Executive Officers" or "NEOs.”
Specifically, this Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each compensation component that we provide. In addition, we explain how and why our Compensation Committee arrived at the specific compensation decisions for our executive officers during fiscal 2015.
The compensation of the NEOs for fiscal 2015 is set forth in the Fiscal 2015 Summary Compensation Table and other tables contained in this Proxy Statement.
Executive Summary
We are the leading provider of post-secondary education for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians as measured by total average undergraduate enrollment and graduates.

Fiscal 2015 Business Highlights

Lower student population levels as we began fiscal 2015, combined with lower new student starts throughout the year, resulted in an 8.3% decline in our average undergraduate full-time student enrollment to approximately 13,200 students for the year ended September 30, 2015. The decline in our average undergraduate full-time student enrollment resulted in a decline in revenues and net income for fiscal 2015. Our revenues for fiscal 2015 were $362.7 million, a decrease of $15.7 million, or 4.2%, from fiscal 2014. Our net loss for fiscal 2015 was $9.1 million, a decrease of $11.1 million from the prior year. Our results of operations for fiscal 2015 were impacted by a goodwill impairment expense of $12.4 million.

Despite these financial challenges and continued uncertainties surrounding our industry, our business continues to be fundamentally strong:

•	Our graduate employment rate remained consistent with the prior year, with 88% of our fiscal 2014 graduates finding employment within one year of their graduation date. We continue to invest in our graduate employment teams and processes in order to more effectively assist our graduates in finding employment.1

•	In August 2015, we opened a new campus location in Long Beach, California.

•
We completed the integration of our Automotive Technology and Diesel Technology II curricula at our Orlando, Florida campus in 2015, bringing the total number of campuses teaching this curricula to five, including our new Long Beach, California campus.

•
We returned $13.9 million to shareholders during the year ended September 30, 2015 through share repurchases and the payment of quarterly cash dividends in December 2014, March 2015 and June 2015 of $0.10 per share.

•	We continue to have a debt free balance sheet with the exception of the financing obligations for our Lisle, Illinois and Long Beach, California campuses.

In response to the ongoing economic uncertainties, we continue to manage discretionary operating costs, develop our strong industry relationships and provide alternative solutions to help students achieve their educational goals.

Key Management Changes in Fiscal 2015

In September 2014, the Compensation Committee approved the promotion of Mr. May from Vice President Marketing and Analytics to Senior Vice President of Marketing, effective September 3, 2014.

In April 2015, Mr. Cranston, our former Senior Vice President of Admissions, left the company, and the Compensation Committee approved his eligibility for severance under our Severance Plan, as amended December 2014. For a detailed explanation of the severance benefits provided to Mr. Cranston under the Company’s Severance Plan, see “Executive Compensation - Potential Payments upon Termination or Change in Control.”

In June 2015, the Compensation Committee approved the promotions of Mr. Smith from Senior Vice President of Operations to Executive Vice President of Admissions and Operations and Mr. Freed from General Counsel and Senior Vice President of Business Development to General Counsel and Executive Vice President of Corporate Development.

1
The employment calculation is based on all graduates, including those that completed manufacturer specific advanced training programs, from October 1, 2013 to September 30, 2014, excluding graduates not available for employment because of continuing education, military service, health, incarceration, death or international student status. Graduates are counted as employed based on a verified understanding of the graduate’s job duties to assess and confirm that the graduate’s primary job responsibilities are in his or her field of study. For 2014, we had approximately 9,900 total graduates, of which approximately 9,200 were available for employment. Of those graduates available for employment, approximately 8,100 were employed within one year of their graduation date, for a total of 88%.

What We Pay and Why

The primary elements of NEO compensation is comprised of base salary, annual incentive awards and long-term incentive compensation, or, “total direct compensation.”
For fiscal 2015, the overall mix of the aggregate target total direct compensation for the Chairman/CEO was 33% base salary, 30% annual incentive award opportunity and 37% long-term incentive compensation opportunity. The mix for NEOs was approximately 40% base salary, 27% annual incentive award opportunity and 33% long-term incentive compensation opportunity. Because his compensation for fiscal 2015 consisted primarily of severance, Mr. Cranston was not included in the NEO compensation mix calculation.
Chairman/CEO Compensation
We believe that the success of our business and resulting value for our stockholders is largely dependent on a stable management team led by an individual with the vision to identify our long-term challenges and craft effective responses to enable us to navigate the ongoing challenges of the economic and regulatory environments. Accordingly, the compensation package of our Chairman/CEO has been designed to support this belief while, at the same time, fulfilling our overall compensation objectives, including rewarding sustainable growth as reflected by favorable student outcomes and our financial performance, effective cost management and consistent operational excellence. To achieve these objectives, the fiscal 2015 compensation actions and decisions for our Chairman/CEO emphasized the following:

•Supported our belief that compensation should track corporate performance by paying an annual cash incentive award at approximately 41% of its target level; consistent with our financial results and student metrics in fiscal 2015 as measured by EBIT (our consolidated earnings before interest and taxes) - the key measure by which we gauge our ability to generate sustainable stockholder value, graduate placement and completion rate of our students; and
•Reinforced the alignment of her interests with those of our stockholders by linking her long-term incentive compensation opportunity to stockholder value through the grant of restricted stock unit(RSU) awards.
Impact of Company Performance on Compensation - Reported and Realized Pay
As the Company experienced lower average student enrollments resulting in a decline in revenues, the Chairman/CEO’s actual compensation levels have also declined. The graphic below provides a more complete view of total direct compensation by providing “reported” and “realized” pay of the Chairman/CEO for fiscal years 2013, 2014 and 2015. While “reported” pay is useful, it is only part of the story in terms of pay alignment with performance.

Chairman/CEO Reported & Realized Pay
3,000.0
2,500.0
2,000.0
1,500.0
1,000.0
500.0
-
2013 Target
2013 Reported
2013 Realized
2014 Target
2014 Reported
2014 Realized
2015 Target
2015 Reported
2015 Realized
Long-Term Equity Compensation
Annual Incentive
Base Salary

2015 Target pay remained flat to 2014 with Reported Pay rising slightly from 2014 due to a modest salary increase. Realized pay, however, was the lowest for the three years in 2015 due to below target annual incentive award payments and a declining stock price.

Target pay includes (i) base salary, (ii) target annual incentive awards and (iii) the grant date fair value of long-term incentive compensation granted during the fiscal year.

Reported pay includes (i) base salary, (ii) actual annual incentive awards earned and (iii) the grant date fair value of long-term incentive compensation, each as reported in the 2015 Summary Compensation Table for the applicable year.

Realized pay includes (i) base salary, (ii) actual annual incentive awards earned and (iii) the value of stock options exercised or stock awards vested in the applicable year, if any.

2015 Executive Compensation Policies and Practices
We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on an ongoing basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during fiscal 2015:

What We Do		How We Do It
We Have an Independent Compensation Committee	ð
The Compensation Committee is comprised solely of independent directors who have established effective means for communicating with stockholders regarding their executive compensation ideas and concerns.

We Conduct an Annual Executive Compensation Review	ð
The Compensation Committee conducts an annual review and approval of our compensation strategy, including a review of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that our compensation-related risks are not reasonably likely to have a material adverse effect on our company.

We Utilize an Independent Compensation Consulting Firm	ð	The Compensation Committee has engaged Compensia, Inc., a national compensation consulting firm, to assist it in fulfilling its responsibilities and duties.
We Pay for Performance and Place Compensation At-Risk	ð
A significant portion of each NEO’s annual pay is based on objective performance metrics. Our executive compensation program is designed so that a significant portion of compensation is “at-risk” based on corporate performance, as well as equity-based to align the interests of our executive officers and stockholders.

We Target Pay Competitively	ð	Using an appropriately selected peer group of companies, we target total direct compensation within a competitive range.
We Use Multi-Year Vesting Requirements	ð	The equity awards granted to our executive officers vest or are earned over multi-year periods, consistent with current market practice and our retention objectives;
We Enforce Executive Stock Ownership Guidelines	ð
To further align the interests of our executive officers with the interests of our stockholders, and after evaluation of best practices and consultation by the Compensation Committee with Compensia, its compensation consultant, effective September 1, 2012, our Board of Directors implemented stock ownership guidelines applicable to our executive officers. Each executive officer is expected to hold shares of our common stock with an aggregate value greater than or equal to a multiple of his or her base salary as set forth below:
•
Chairman/CEO- four times base salary;
•
President & Chief Financial Officer - three times base salary;
•
Executive and Senior Vice Presidents - two times base salary.

Under these guidelines, shares of our common stock held directly or indirectly, as well as shares of our common stock subject to outstanding restricted stock awards and restricted stock unit awards, count towards satisfaction of the stock ownership requirements. Compliance with these guidelines is measured annually in September.
Our executive officers are expected to be in compliance with these guidelines within three years of the later of September 1, 2012 or the date the executive officer first became subject to the guidelines. Currently, each of the Named Executive Officers is in compliance with the guidelines.

What We Do		How We Do It
We Have a Cap on Annual Incentive Award Compensation	ð	The aggregate maximum annual incentive award that can be earned by each of our NEOs is capped at 150% of their target.
What We Don't Do		How We Avoid It
We Don’t Permit Hedging	ð
Our Insider Trading Policy provides that no employee, officer, or director may acquire, sell, or trade in any interest or position relating to the future price of Company securities, such as a put option, a call option or a short sale (including a short sale “against the box”), or engage in hedging transactions (including “cashless collars”).

We Don’t Provide Tax Gross-Up Provisions	ð	We do not plan to provide for tax gross-up payments for a change in control in any new or existing employment agreements.
We Don’t Offer Single Trigger Change in Control Severance Benefits	ð	Our executives will only be eligible to receive severance benefits if they experience an involuntary termination of employment within the one-year period following a change in control.

Compensation Philosophy and Objectives
Our executive compensation program is driven by our business environment, objectives and outcomes. Consequently, we evaluate the performance of our executive officers, including the NEOs, based on their management of the Company in the context of current business and economic conditions and our performance relative to our peers. Because the NEOs have broad policy-making authority, the Compensation Committee holds them responsible for our financial performance and for upholding our values in a competitive marketplace.
We believe that, in this highly competitive market for top executive talent, it is critical that we provide our executive officers with incentives to excel, be internally and externally equitable and promote a culture of innovation and results-oriented service for our students and customers while, at the same time, not encouraging undue risk-taking. We also believe an effective executive compensation program rewards the achievement of short-term, long-term and strategic objectives that are closely aligned with the soundness of the Company and the interests of our stockholders and encourages appropriate decision-making regarding the long-term value of the Company.
Therefore, we believe that a meaningful portion of each executive officer’s total direct compensation opportunity should be at risk and payable only if his or her performance benefits the interests of our stockholders.
Oversight of the Executive Compensation Program

Role of Compensation Committee

The Compensation Committee has responsibility for overseeing the administration and development of our executive compensation program. In fulfilling this responsibility, the Compensation Committee formulates recommendations for the total direct compensation, and each individual element of compensation, for our executive officers, including the NEOs, for consideration by and approval of our Board of Directors.
In developing these recommendations, the Compensation Committee evaluates the financial and operational performance of the Company and conducts performance reviews of our Chairman/CEO, taking into consideration the goals and objectives of our short-term and long-term incentive compensation plans. The Compensation Committee also uses the annual performance of our other executive officers, as presented by our Chairman/CEO or our President and Chief Financial Officer, as a significant factor in developing the compensation recommendations for these individuals.
The Compensation Committee also conducts an annual assessment of the competitiveness of our executive compensation program, with the assistance of its compensation consultant, reviewing our executive officers’ total direct compensation opportunities, while, at the same time, analyzing the competitiveness of each compensation element. The Compensation Committee monitors the overall compensation mix of our executive officers’ pay by comparing each element to peer group practices to ensure appropriate pay leverage is maintained in the overall compensation package and in equity-based incentives that emphasize the creation of long-term stockholder value.
In the summer of 2014, the Compensation Committee conducted its review of compensation for fiscal 2015, examining the base salary, annual cash incentive award opportunity and long-term incentive compensation opportunity of each executive officer, including each NEO. The Compensation Committee also reviewed the value of outstanding long-term incentive compensation awards previously granted to our executive officers again in September 2015 as part of its review and approval of annual equity awards.
Role of Executive Officers
Our Chairman/CEO, in consultation with our President and Chief Financial Officer, makes recommendations to the Compensation Committee as to the base salaries, target annual cash incentive award opportunities and long-term incentive compensation opportunities of our executive officers, including the NEOs (other than themselves). These recommendations are based on an analysis of relevant market data (derived from a review of peer company and survey data), as well as his or her evaluation of each executive officer’s performance.
Role of Compensation Consultants

The Compensation Committee has engaged Compensia, Inc., a national compensation consulting firm, to assist it in fulfilling its responsibilities and duties. Specifically, Compensia’s engagement encompasses advisory services such as periodic review of our executive compensation philosophy, a competitive assessment of executive compensation levels and “pay-for-performance” linkage, executive cash and broad-based equity incentive program design, the review of executive officer employment and other agreements and other ad hoc support. In fiscal 2015, Compensia:
•reviewed the compensation peer group that the Compensation Committee used to assess the competitive market for its executive positions; and
•provided advice and analysis with respect to the propriety and competitive value of all elements of compensation, including base salary, annual cash incentive award opportunities and long-term incentive compensation opportunities for our executive officers.
Compensia works at the direction of, and reports directly to, the Compensation Committee. A representative of Compensia attends all Compensation Committee meetings. Compensia does not perform any services for the Company unless directed to do so by the Compensation Committee. Other than the work described above, there are no other material relationships between Compensia and the Company or its executive officers or members of our Board of Directors.
The Compensation Committee has analyzed whether the work of Compensia as a compensation consultant has raised any conflicts of interest, taking into consideration the following factors: (i) the provision of other services to the Company by Compensia; (ii) the amount of fees paid by the Company to Compensia as a percentage of Compensia's total revenue; (iii) the policies and procedures of Compensia that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Compensia or any individual compensation consultant employed by Compensia and involved in providing us services with any of our executive officers; (v) any business or personal relationship of Compensia or any individual compensation consultant employed by Compensia and involved in providing us services with any member of the Compensation Committee; and (vi) any stock of the Company owned by Compensia or the individual compensation consultants employed by Compensia and involved in providing services to us. The Compensation Committee has determined, based on its analysis in light of the factors listed above, that the work of Compensia and any individual compensation consultant employed by Compensia and involved in providing us services on behalf of the Compensation Committee has not created any conflicts of interest.
Competitive Positioning
To evaluate the competitiveness of our executive compensation program, the Compensation Committee compares each compensation element, as well as the total direct compensation of our executive officers, including the NEOs, against the compensation practices of a group of peer companies. In selecting the peer group companies, the Compensation Committee considers the following criteria: (i) focus on the education services industry, headquartered in the United States and traded on a major U.S. stock exchange; and (ii) revenue, market capitalization and headcount within a reasonable range of the Company. In fiscal 2015, the Compensation Committee added ITT Technical Institute to the group because it meets our criteria and there was proxy data available for the most recent period. The Compensation Committee decided to remove Corinthian Colleges from the group because of that company’s current business condition.

American Public Education, Inc.	Grand Canyon Education, Inc.
Bridgepoint Education Inc.	ITT Educational Services, Inc.
Cambium Learning Group, Inc.	K12 Inc.
Capella Education Corporation	Lincoln Educational Services Corporation
Career Education Corporation	National American University Holdings, Inc.
GP Strategies Corporation	Strayer Education, Inc.

In addition to peer group data, we also compile and analyze job-specific compensation survey data prepared from general industry organizations for companies with similar revenue levels. For fiscal 2015, the compensation surveys used were Mercer’s Benchmark Database and the PayFactors Survey Database. The data drawn from these surveys was combined with the data derived from the companies in the compensation peer group to create a composite comparison group (the “Competitive Market Data”). In the case of executive officers where compensation data was publicly available from SEC filings, the data derived from the companies in the compensation peer group was weighted more heavily than the compensation survey data in developing the Competitive Market Data for their positions.
We use the Competitive Market Data as a guide when making decisions about target total direct compensation, as well as individual elements of compensation, for our executive officers, including the NEOs. Generally, using the data from the 50th and 75th percentiles of target total direct compensation as reference points, the Compensation Committee determines the amount of each individual element of compensation for each executive officer. Generally, we target pay above the midpoint because we believe that the Company’s continued status as the industry’s choice for technical training requires a level of leadership talent that commands a premium in the current environment. Additionally, the attraction and retention of talent in the for-profit education sector has been negatively impacted by regulatory and economic pressures therefore creating a need to pay above the median for top talent. Since the Competitive Market Data is simply a starting point for the Compensation Committee’s deliberations, which are influenced by several additional factors as described below, the target total direct compensation opportunities for our executive officers, as well as the amounts of each individual compensation element, may vary from the 50th and 75th percentiles of such data.
We compare the positioning of our employee benefits annually against the Towers Watson Employer Survey on Purchasing Value in Health Care, which covers approximately 11.3 million U.S. employees. Retirement benefits are evaluated annually against general industry standards, using data from our plan administrators (T. Rowe Price and The Newport Group). Typically, we target the median of this data to maintain competitive levels with respect to each of our benefits programs.
Compensation Mix

Our executive compensation program is designed around the concept of total direct compensation - that is, the combination of base salary, annual incentive awards and long-term incentive compensation. In setting the appropriate level of target total direct compensation, the Compensation Committee seeks to establish each compensation element at a level that is competitive and that will attract and motivate top talent, while keeping the overall pay levels aligned with stockholder interests and job responsibilities.
The Compensation Committee believes that the mix of annual incentive awards and long-term incentive compensation was well-balanced and consistent with our executive compensation objectives as impacted by the current business environment. In addition, the Compensation Committee has determined that the relationship between performance and incentive plan payouts are within the range of competitive practices as measured each year against the performance of our compensation peer group and the corresponding compensation paid by the companies in the compensation peer group to their executive officers.
Compensation Elements
Base Salary
Each year, the Compensation Committee reviews the base salaries of our executive officers, including the NEOs, using the deliberative process described above. In making base salary adjustment recommendations, the Compensation Committee considers our current business environment, the Competitive Market Data and each executive officer’s past performance, anticipated future contributions, role, responsibilities, skills and experience. Effective December 2014, the Compensation Committee increased base salaries of all NEOs by 2% in recognition of the results of these leaders attained during fiscal 2014 such as increased graduate employment rate, integration of our Automotive Technology and Diesel Technology II curricula at our Sacramento, California campus, and the successful progress toward the opening of our new campus location in Long Beach, California.
The base salaries of the NEOs during fiscal 2014 and 2015 and the salaries approved for fiscal 2016 are as follows:

Named Executive Officer	Fiscal 2014 Base Salary	Fiscal 2015 Base Salary	Fiscal 2016 Base Salary
Ms. McWaters	$709,000	$723,180	$737,644
Mr. Putnam	$459,000	$468,180	$477,544
Mr. Smith	$329,000	$335,180*	$408,000
Mr. Freed	$359,000	$366,180*	$382,500
Mr. May	$258,000	$263,160	$268,423
Mr. Cranston	$329,000	$335,580	N/A
* In April 2015, the base salary of Mr. Smith was further increased to $400,000, and in June 2015, the base salary of Mr. Freed was further increased to $375,000 in connection with their Executive Vice President promotions.

The fiscal 2015 base salaries of the Named Executive Officers are included in the “Fiscal 2015 Summary Compensation Table” below.

Annual Cash Incentive Awards

During fiscal 2015, our executive officers, including the NEOs, were eligible to earn annual cash incentive awards based on the achievement of specific performance goals for the fiscal year under the 2003 Plan (in the case of Ms. McWaters and Mr. Putnam) and our Management Incentive Plan (in the case of Messrs. Smith, Freed, May and Cranston).
Target Annual Cash Incentive Award Opportunities
The Compensation Committee considered (i) the desired target total cash compensation opportunity and target total direct compensation opportunity that it believed were reasonable and appropriate for each executive officer, (ii) each executive's prior annual cash incentive awards, (iii) our current business environment, (iv) the Competitive Market Data and (v) each executive's past performance, anticipated future contributions, role, responsibilities, skills and experience when establishing their target annual cash incentive award opportunities. The Compensation Committee recommended, and the independent members of our Board of Directors approved, the following target annual cash incentive award opportunities for the NEOs for fiscal 2015:

Named Executive Officer	Target Annual Cash Incentive Award Opportunity
Ms. McWaters	90%
Mr. Putnam	78%
Mr. Smith	60%*
Mr. Freed	60%*
Mr. May	60%
Mr. Cranston	60%

* The targets for Messrs. Smith and Freed were subsequently increased from 60% to 65%, effective April 29, 2015 for Mr. Smith and June 9, 2015 for Mr. Freed, commensurate with the compensation changes associated with their Executive Vice President promotions.

Corporate Performance Measure
The annual cash incentive awards of the NEOs were to be based on our financial performance as measured by the Company’s EBIT as well as the success of student metrics, graduate placement and completion rates during fiscal 2015. The Compensation Committee recommended, and the independent members of our Board of Directors selected, these performance measures for the annual cash incentive awards because it believed that it effectively captured our need to reward performance and contain costs during fiscal 2015, as well as provided incentives for meeting key student metrics. The bonus metric components were weighted as follows:
Corporate Performance Measure                              Weighting
1.    EBIT (Greater of Annual or Sum or Weighted Quarters)1              50%
2.    Graduate Placement                              25%
3.    Completion Rate                                  25%

1 The EBIT Payout is calculated as the greater of the annual result or the total of the weighted quarterly results. Each quarter was weighted as follows: Q1 = 43%, Q2 = 14%, Q3 = 5%, Q4 =38%.

Any payment of the student metrics, graduate placement and completion rate, were “modified” based on the achievement of consolidated EBIT for 2015. The threshold, target and maximum performance levels for these measures, as well as the related award payment levels, for the annual cash incentive awards were as follows:

	Threshold	Target	Maximum
EBIT performance level	$9,000,000	$19,000,000	$23,500,000
Award payment level	2.5%	52.5%	75%
Student metric modifier	60%	100%	100%

	Threshold	Target	Maximum
Graduate placement	81.5%	86.5%	91.5%
Award payment level*	13%	25%	38%

	Threshold	Target	Maximum
Completion rate	65%	70%	75%
Award payment level*	13%	25%	38%
Multiple award payment levels exist between the threshold, target and maximum amounts described above.
*Subject to EBIT student metric modifier.

The goals for consolidated EBIT targets were lowered from fiscal 2014 to fiscal 2015 due to the current business environment of fewer students in school and lower revenues balanced with investments for growth and initiatives to improve education quality and student success. For purposes of the fiscal 2015 annual cash incentive awards, consolidated EBIT was adjusted to exclude the expense associated with the annual cash incentive awards and the financial impact associated with the opening of our Long Beach, California campus. The payment calculation for the EBIT component was based on the greater of the annual result or the total of the quarterly results so that it was possible to recover from poor performance during a specific fiscal quarter and retain an incentive for the subsequent fiscal quarters, thereby enhancing the motivational aspects of the awards. However, the portion of the payment attributable to the student metrics was based on the annual fiscal year result.
Award Decisions and Analysis
In October 2015, the Compensation Committee determined that the Company’s adjusted consolidated EBIT for fiscal 2015 was a loss before interest and taxes of $1.1 million. The results of the consolidated annual student metrics were 88% for the graduate placement rate, resulting in a 60% payout as modified by EBIT, and 65% for the completion rate, resulting in a 0% payout. The combined outcomes resulted in an award payment equal to approximately 41.3% of each NEO’s target annual cash incentive award opportunity. The bonus payout calculation is as follows:

	Results	% of Plan	Total
EBIT Component
Full Year Achievement	0%
Sum - Weighted Quarters	52.6%
Greater of:	52.6%	50%	26.3%

Graduate Placement Achievement	100%
Modifier*	60%
	60.0%	25%	15.0%

Completion Rate Achievement	0%
Modifier*	60%
	0.0%	25%	0.0%

Final Payout Percentage			41.3%
*Student Metrics are downwardly modified to 60% of actual result if target annual EBIT goal is not met.
Accordingly, the independent members of our Board of Directors approved the following annual cash incentive awards for fiscal 2015:

Named Executive Officer	Target Fiscal 2015 Annual Cash Incentive Award Opportunity	Actual Fiscal 2015 Annual Cash Incentive Award
Ms. McWaters	$650,900	$267,428
Mr. Putnam	$365,200	$150,046
Mr. Smith	$260,000	$93,040
Mr. Freed	$243,800	$94,690
Mr. May	$157,900	$64,876
Mr. Cranston	$201,300	$49,807

Long-Term Incentive Compensation

In September 2015, the Compensation Committee recommended, and the independent members of our Board of Directors approved, RSU awards for the NEOs using the deliberative process described above. In determining the size of these awards, the Compensation Committee considered our current challenging business environment, as well as the fiscal concerns of the Company, and, as a result, the size of these awards was maintained at levels equal to the prior three fiscal year awards which continue to be considerably below competitive practice in terms of value. The Compensation Committee continued to issue time-based equity to our NEOs in order to emphasize retention of key talent in an industry in turmoil and to offset the below-market grant levels. These RSU awards vest in four equal annual installments, on each anniversary of the date of grant. The RSU awards were granted to the NEOs in the following amounts:

Named Executive Officer	Number of Shares of Common Stock Underlying Restricted Stock Unit Award	Grant Date Fair Value of Restricted Stock Unit Award
Ms. McWaters	180,587	$800,000
Mr. Putnam	108,353	$480,004
Mr. Smith	56,434	$250,003
Mr. Freed	56,434	$250,003
Mr. May	45,147	$200,001
Mr. Cranston	—	—

The RSU awards are subject to transfer restrictions and the NEOs will not have voting, dividend or other stockholder rights until the shares of our common stock subject to the awards are issued upon vesting. Vesting of each installment of the RSU awards is subject to continued employment with or service to the Company or a subsidiary through the applicable vesting date, except that the awards vest upon death, disability and terminations of employment or service without cause or for good reason within one year after a change in control of the Company (as defined in the 2003 Plan and award agreements) and except as determined pursuant to the 2003 Plan.
For more information about the RSU awards granted to the NEOs during fiscal 2015, see “Fiscal 2015 Summary Compensation Table” and “Fiscal 2015 Grants of Plan-Based Awards” below.
Retirement Benefits
We maintain a defined contribution plan, intended to qualify under Section 401(k) of the Internal Revenue Code, which is generally available to all employees, including the NEOs, to assist them in saving for retirement. Under this plan, a participant may contribute a maximum of 50% of his or her pre-tax base salary (up to the statutorily-prescribed annual limit). The Board of Directors may approve discretionary matching and/or profit-sharing contributions into the plan for eligible employees. During fiscal 2014 and the first quarter of fiscal 2015, we matched 25 cents on each dollar saved up to the first 6% of eligible compensation contributed to the plan after the first year of employment. A five-year vesting schedule applies to all of our matching contributions. Effective January 1, 2015, all company matching amounts were suspended until January 2016, when these amounts reinstated at 2014 levels. A participant is considered fully vested in our matching contributions after he or she has completed five years of service with the Company.
Our executive officers, including the NEOs, are also eligible to participate in our Nonqualified Deferred Compensation Plan. We offer this plan to allow participants to set aside a portion of their income for retirement on a pre-tax basis, in addition to the amounts allowed under the Section 401(k) plan. We view these retirement benefits as a key component of our executive compensation program because they are intended to encourage long-term service by our executive officers. In view of the recent reduction and subsequent elimination of our matching contribution to our defined contribution plan, however, we recognize that these retirement benefits do not currently meet the competitive positioning objectives of our compensation philosophy.

Severance and Change in Control Benefits
Each of the NEOs is eligible to receive certain payments and benefits in connection with his or her termination of employment under various circumstances, including following a change in control of the Company, under his or her employment agreement or other applicable agreements, such as the Company’s Severance Plan, and under the terms that apply to our outstanding restricted stock and restricted stock unit awards. We believe that these benefits were necessary to attract our executives and that the change in control benefits are in the best interests of our company and our stockholders because they help assure us that we will have the continued dedication and objectivity of our executive officers, notwithstanding the possibility or occurrence of a change in control. Specifically, these arrangements are intended to mitigate a potential disincentive for the NEOs when they are evaluating a potential acquisition of the Company, particularly when their services may not be required by the acquiring entity. In such a situation, we believe that these arrangements are necessary to encourage retention of the NEOs through the conclusion of the transaction and to ensure a smooth management transition. For further details, see “Executive Compensation - Potential Payments upon Termination or Change in Control” below.
Perquisites and Other Personal Benefits
We provide limited perquisites, such as Company-paid premiums for disability, a self-funded executive disability benefit enhancement, accidental death and dismemberment coverage, executive physicals, additional term-life insurance and the Executive Medical Plan (ArmadaCare), to certain of our executive officers, including the Named Executive Officers. Given the rigorous demands placed on the Named Executive Officers, we have a vested interest in their proactive focus on their health and security. Based on its review of the Competitive Market Data, the Compensation Committee believes that perquisite levels provided to our executive officers are less than those provided by comparable companies.

Tax and Accounting Considerations

Deduction Limit
Section 162(m) of the Internal Revenue Code limits our ability to deduct non-performance based compensation in excess of $1 million that we pay to certain of our executive officers. The Compensation Committee seeks to have the incentive compensation paid to the Named Executive Officers be deductible for federal income tax purposes to the greatest extent possible and if it determines that such result is in the best interests of the Company and our stockholders. In certain situations, however, the Compensation Committee may determine that the amount of any foregone income tax deduction is less important than appropriate design and delivery of compensation to our executive officers.
The 2003 Plan, which was approved by our stockholders, permits the grant of options to purchase shares of our common stock, performance shares, performance units, stock appreciation rights, performance-based awards and cash bonuses that qualify as “performance-based compensation” and which, therefore, should be fully deductible under Section 162(m).
“Golden Parachute” Compensation
Sections 280G and 4999 of the Internal Revenue Code provide that our executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits that exceeds certain prescribed limits in connection with a change in control of the Company, and that we, or a successor, may forfeit an income tax deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any Named Executive Officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G or 4999 of the Internal Revenue Code during fiscal 2015 and we have not agreed and are not otherwise obligated to provide any Named Executive Officer with such a “gross-up” or other reimbursement in connection with the payments or benefits in connection with a change in control of the Company. Amounts payable to our Named Executive Officers as a result of terminations in connection with a change in control may be reduced pursuant to provisions of the applicable agreements if they would be subject to taxes as a result of Sections 280G or 4999 of the Internal Revenue Code.

Accounting for Stock-Based Compensation

We follow Financial Accounting Standard Board Accounting Standards Codification Topic 718 (ASC Topic 718) for our stock-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

In granting equity awards to the Named Executive Officers during fiscal 2015, the Compensation Committee generally considered the potential expense of those awards under generally accepted accounting principles and their impact on our earnings per share. The Compensation Committee concluded that the award levels were in the best interests of our stockholders given competitive compensation practices among the companies in our compensation peer group, the awards’ potential compensation expense, our performance and the impact of the awards on employee motivation and retention.

Other Compensation Policies

Compensation Recovery Policy

Currently, we have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. We intend to adopt a general compensation recovery (“clawback”) policy covering our annual and long-term incentive compensation plans and arrangements once the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Equity Award Policy

Pursuant to our equity award grant policy, we grant equity awards upon the recommendation of the Compensation Committee and with the approval from the independent members of our Board of Directors. Awards to newly-hired or promoted executive officers who are eligible to receive stock awards are proposed for approval at our Board of Directors’ next regularly-scheduled meeting following the executive officer’s hire or promotion. Award timing is applied consistently. Typically, our annual equity awards are granted in September. Equity award levels are based on the grant date fair value of the shares of our common stock, reduced by the present value of the expected future dividends (which restricted stock awards and restricted stock unit awards do not receive) and vary among participants based on their positions within the Company.

For fiscal 2015, the equity awards were granted at the Board of Directors’ meeting held in September.

Compensation-Related Risk
The Compensation Committee of our Board of Directors believes that our compensation policies and practices as generally applicable to the Company’s employees do not encourage excessive and unnecessary risk-taking and that the level of risk that the policies and practices do encourage is not reasonably likely to have a material adverse effect on the Company.

Compensation Committee Interlocks

Ms. Srere and Messrs. Blaszkiewicz and Lennox served as members of the Compensation Committee of our Board of Directors during fiscal 2015. None of these directors was an executive officer or otherwise an employee of the Company before or during such service. Ms. McWaters serves on the compensation committee of the Board of Mobile Mini and Mr. Putnam serves on the compensation committee of the Board of the Community Bankers Trust Corporation.
EXECUTIVE COMPENSATION

Fiscal 2015 Summary Compensation Table

The following table summarizes the compensation during the last three fiscal years (as applicable) to our Chairman/CEO, our President and Chief Financial Officer and the three other most highly compensated individuals who were serving as executive officers of the Company as of the end of fiscal 2015 and one additional individual who served as an executive officer of the Company during fiscal 2015 but was not serving as an executive officer on September 30, 2015.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($)		Total ($)

Kimberly J. McWaters	2015	723,071	—	800,000	267,428	44,608	(4)	1,835,107
Chairman and Chief Executive Officer	2014	695,183	—	800,007	250,797	41,050		1,787,037
	2013	631,673	80,000	1,200,006	233,400	56,074		2,201,153

Eugene S. Putnam, Jr.	2015	468,109	—	480,004	150,046	40,676	(5)	1,138,835
President and Chief Financial Officer	2014	454,223	—	480,002	142,173	42,768		1,119,166
	2013	429,144	162,500	680,000	137,400	55,084		1,464,128

Sherrell E. Smith (10)	2015	363,032	—	288,006	93,040	39,074	(6)	783,152
Executive Vice President of Admissions and Operations	2014	328,396	—	160,007	79,148	43,624		611,175
	2013	321,231	30,000	210,003	79,100	50,265		690,599

Chad A. Freed (11)	2015	368,771	—	273,007	94,690	38,026	(7)	774,494
General Counsel and Executive Vice President of Corporate Development	2014	352,281	—	160,007	84,735	39,793		636,816
	2013	321,231	130,000	210,003	79,100	51,341		791,675

Jeffry B. May	2015	256,174	—	200,001	64,876	42,117	(8)	563,168
Senior Vice President of Marketing	2014	219,230	20,000	160,007	31,952	21,545		452,734
	2013	198,515	49,400	90,000	22,466	29,047		389,428

Kenneth J. Cranston	2015	192,263	—	—	—	472,338	(9)	664,601
Former Senior Vice President Admissions	2014	328,396	—	160,007	79,148	39,740		607,291
	2013	321,231	30,000	210,003	79,100	148,597		788,931
______________________________

(1)	The amounts reported in the Bonus column include recognition and retention bonuses.

(2)
The amounts reported in this Stock Awards column for 2015 and 2014 represent the aggregate grant date fair value of the restricted stock unit awards granted during fiscal 2015 and 2014, respectively. Amounts reported in this Stock Awards column for 2013 represent the aggregate grant date fair value of the restricted stock unit awards granted during fiscal 2013 and the aggregate grant date fair value of the SMIP award opportunities for fiscal 2013. Amounts in this column do not reflect whether the recipient has actually realized a financial benefit from the award. The assumptions used in the calculations of these amounts are included in Note 14 to our Consolidated Financial Statements contained in our Annual Report on Form 10-K for fiscal 2015. The SMIP was an annual plan and did not achieve payout.

(3)
The amounts reported in the Non-Equity Incentive Plan Compensation column represent, with respect to Ms. McWaters and Mr. Putnam, amounts earned under the 2003 Plan. With respect to the other NEOs, the amounts reported represent amounts earned under our Management Incentive Plan.

(4)
The amount reported in this All Other Compensation column for fiscal 2015 represents $15,593 in medical premiums, $482 in dental premiums, $917 in disability premiums and $742 in life insurance premiums. This amount also includes $2,078 imputed income from group-term life insurance, $19,057 in ArmadaCare medical reimbursement benefits and premiums, $3,037 for an executive physical, and $2,702 in service awards.

(5)
The amount reported in this All Other Compensation column for fiscal 2015 represents $15,593 in medical premiums, $482 in dental premiums, $917 in disability premiums and $742 in life insurance premiums. This amount also includes $3,885 imputed income from group-term life insurance and $19,057 in ArmadaCare medical reimbursement benefits and premiums.

(6)
The amount reported in this All Other Compensation column for fiscal 2015 represents $15,593 in medical premiums, $482 in dental premiums, $917 in disability premiums and $742 in life insurance premiums. This amount also includes $2,078 imputed income from group-term life insurance, $19,057 in ArmadaCare medical reimbursement benefits and premiums and $205 contributed on a matching basis pursuant to the terms of the Section 401(k) plan.

(7)
The amount reported in this All Other Compensation column for fiscal 2015 represents $15,593 in medical premiums, $482 in dental premiums, $917 in disability premiums and $742 in life insurance premiums. This amount also includes $904 imputed income from group-term life insurance, $19,057 in ArmadaCare medical reimbursement benefits and premiums, $56 contributed on a matching basis pursuant to the terms of the Section 401(k) plan and $275 in service awards.

(8)
The amount reported in this All Other Compensation column for fiscal 2015 represents $15,593 in medical premiums, $481 in dental premiums, $917 in disability premiums and $742 in life insurance premiums. This amount also includes $1,239 imputed income from group-term life insurance, $19,057 in ArmadaCare medical reimbursement benefits and premiums, $616 contributed on a matching basis pursuant to the terms of the Section 401(k) plan, $3,233 for an executive physical and $239 in service awards.

(9)
The amount reported in this All Other Compensation column for fiscal 2015 represents $12,710 in medical premiums, $392 in dental premiums, $535 in disability premiums and $435 in life insurance premiums. This amount also includes $1,139 imputed income from group-term life insurance, $11,171in ArmadaCare medical reimbursement benefits and premiums, $660 for an executive physical and $290 in service awards. This amount also includes the following items pursuant to the terms of his Separation Agreement: $335,580 severance; $49,807 earned under the 2003 Incentive Compensation Plan; a $49,619 COBRA subsidy and $10,000 for outplacement services. For further information, see “Potential Payments upon Termination or Change in Control” below.

(10) Mr. Smith was promoted to the position of Executive Vice President of Admissions and Operations on June 9, 2015.

(11) Mr. Freed was promoted to the position of General Counsel and Executive Vice President of Corporate Development on June 9, 2015.
Fiscal 2015 Grants of Plan-Based Awards

The following table sets forth information regarding the grant of plan-based awards to the NEOs in fiscal 2015 except for Mr. Cranston, our former Senior Vice President of Admissions, who left the Company in April 2015 and did not receive a grant of plan-based awards in fiscal 2015.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Kimberly J. McWaters
ACIA (1)		16,300	650,900	976,300
Stock Award (2)	Sep 16, 2015							180,587		800,000
Eugene S. Putnam, Jr.
ACIA (1)		9,100	365,200	547,800
Stock Award (2)	Sep 16, 2015							108,353		480,004
Sherrell E. Smith
ACIA (1)		6,500	260,000	390,000
Stock Award (2)	Sep 16, 2015							56,434		250,003
Stock Award (3)	Jun 9, 2015							5,293		38,004
Chad A. Freed
ACIA (1)		6,100	243,800	365,600
Stock Award (2)	Sep 16, 2015							56,434		250,003
Stock Award (3)	Jun 9, 2015							3,204		23,005
Jeffry B. May
ACIA (1)		3,900	157,900	236,800
Stock Award (2)	Sep 16, 2015							45,147		200,001
______________________________

(1)
The "Annual Cash Incentive Awards (ACIA)" amounts reported represent the dollar value of the estimated possible payout upon satisfaction of the conditions subject to the non-equity incentive plan awards granted to the Named Executive Officers in fiscal 2015. The ACIA Payout was based on the greater of the annual result or the total of the weighted quarterly results. Therefore, the threshold amount is based on the potential of earning the EBIT portion of the lowest-weighted quarter for the period. Please note that each quarter was weighted as follows: Q1 = 43%, Q2 = 14%, Q3 = 5%, Q4 =38%.

(2)
The Stock Awards amounts reported represent the aggregate grant date fair value of the restricted stock unit awards granted to the Named Executive Officers in fiscal 2015 and do not reflect whether the recipient will actually realize a financial benefit from the award. The assumptions used in the calculations of these amounts are included in Note 14 to our Consolidated Financial Statements contained in our Annual Report on Form 10-K for fiscal 2015.

(3)
The Stock Awards amounts reported represent the aggregate grant date fair value of the restricted stock unit awards granted to Messrs. Smith and Freed commensurate with their Executive Vice President promotions effective June 9, 2015 and do not reflect whether the recipient will actually realize a financial benefit from the award. The assumptions used in the calculations of these amounts are included in Note 14 to our Consolidated Financial Statements contained in our Annual Report on Form 10-K for fiscal 2015.
In fiscal 2015, each of the NEOs received his or her long-term incentive compensation in the form of a restricted stock unit award for shares of our common stock. These awards are subject to service-based restrictions which lapse at a rate of 25% of the shares of our common stock subject to the award on the first four anniversaries of the date of grant. The NEOs have no voting, dividend or other stockholder rights with respect to the shares of our common stock underlying the restricted stock unit awards until the awards vest and the shares subject to the awards are issued. Further, the NEOs may not sell or transfer the awards (or the shares of our common stock subject to the awards) until the awards vest.
The restricted stock unit awards vest upon a NEO’s death, disability, or termination of employment without “cause” or termination of employment by the NEO for “good reason” within one year following a change in control of the Company. The employment agreements with Ms. McWaters and Mr. Putnam, provide for any restricted stock or stock units scheduled to vest within 12 months of a qualified retirement (the point at which age and service total 65) to continue to vest as scheduled post-retirement. Only Ms. McWaters currently meets the required age and service requirements to be eligible for qualified retirement at this time.
For purposes of these restricted stock unit awards:

▪
“Cause” includes, but is not limited to, the following: (i) conviction of, or plea of guilty or nolo contendere to, a felony or a crime involving embezzlement, conversion of property or moral turpitude; (ii) a finding by a majority of our Board of Directors of fraud, embezzlement or conversion of the Company’s property; (iii) conviction of, or plea of guilty or nolo contendere to, a crime involving the acquisition, use or expenditure of federal, state or local government funds or the unlawful use, possession or sale of illegal substances; (iv) an administrative or judicial determination of fraud or any other violation of law involving federal, state or local government funds; and (v) a finding by a majority of our Board of Directors of a knowing breach of any fiduciary duties to the Company or our stockholders or making of a misrepresentation or omission which breach, misrepresentation or omission would reasonably be expected to materially adversely affect the business, properties, assets, condition (financial or other) or prospects of the Company.

▪
“Good reason” means a material reduction in a Named Executive Officer’s authority, perquisites, position or responsibilities (other than such a reduction that affects all of our senior executives on a substantially equal or proportionate basis), or a requirement that the Named Executive Officer relocate greater than 50 miles from his or her current primary work location.

Fiscal 2015 Outstanding Equity Awards at Fiscal Year-End
The following table sets forth certain information regarding all outstanding equity awards held by each of the NEOs as of September 30, 2015 except for Mr. Cranston, our former Senior Vice President of Admissions, who left the Company in April 2015 and no longer holds outstanding equity. The values reported in the table have not been, and may never be, realized. The options to purchase shares of our common stock reported in the table may never be exercised and the value, if any, will depend on the market price of our common stock on the exercise date. In addition, the restricted stock and restricted stock unit awards are subject to forfeiture restrictions, unless an eligible NEO (currently only Ms. McWaters and Mr. Putnam), experiences a qualified retirement as described above. The value realized, if any, will depend on the market price of our common stock on the date a NEO eventually sells such shares once the restrictions have lapsed.

		Option Awards			Stock Awards
Name	Award Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights Held That Have Not Vested ($)
Kimberly J. McWaters
	Jun 15, 2006	52,500	$23.25	Jun 15, 2016
	Feb 28, 2007	9,300	$23.63	Feb 28, 2017
	Sep 20, 2011				14,578	(1)	$51,169
	Sep 20, 2012				25,317	(1)	$88,863
	Sep 05, 2013				41,667	(2)	$146,251
	Sep 04, 2014				60,242	(2)	$211,449
	Sep 16, 2015				80,587	(2)	$633,860

Eugene S. Putnam, Jr.
	Sep 20, 2011				8,747	(1)	$30,702
	Sep 20, 2012				15,190	(1)	$53,317
	Sep 05, 2013				25,000	(2)	$87,750
	Sep 04, 2014				36,145	(2)	$126,869
	Sep 16, 2015				108,353	(2)	$380,319

Sherrell E. Smith
	Sep 11, 2012				323	(1)	$1,134
	Sep 20, 2012				5,064	(1)	$17,775
	Sep 05, 2013				8,334	(2)	$29,252
	Sep 04, 2014				12,049	(2)	$42,292
	Jun 09, 2015				5,293	(2)	$18,578
	Sep 16, 2015				56,434	(2)	$198,083

Chad A. Freed
	Jun 15, 2006	11,000	$23.25	Jun 15, 2016
	Feb 28, 2007	2,800	$23.63	Feb 28, 2017
	Sep 20, 2011				916	(1)	$235
	Sep 20, 2012				5,064	(1)	$17,775
	Sep 05, 2013				8,334	(2)	$29,252
	Sep 04, 2014				12,049	(2)	$42,292
	Jun 09, 2015				3,204	(2)	$11,246
	Sep 16, 2015				56,434	(2)	$198,083

Jeffry B. May
	Sep 20, 2011				312	(1)	$4,605
	Sep 20, 2012				2,849	(1)	$10,000
	Sep 05, 2013				4,688	(2)	$16,455
	Sep 04, 2014				12,049	(2)	$42,292
	Sep 16, 2015				45,147	(2)	$158,466
______________________________

(1)	Assuming continued employment with the Company, the shares of common stock subject to these restricted stock awards will vest 20% per year on the first five anniversaries of the date of grant.

(2)	Assuming continued employment with the Company, the shares of common stock subject to these restricted stock unit awards will vest 25% per year on the first four anniversaries of the date of grant.

Fiscal 2015 Option Exercises and Stock Vested
The following table sets forth certain information regarding the options to purchase shares of our common stock exercised by the NEOs and the restricted stock awards held by the NEOs that vested during fiscal 2015 except for Mr. Cranston, our former Senior Vice President of Admissions, who left the Company in April 2015 and does not hold options to purchase shares of our common stock and did not have restricted stock awards vest during fiscal 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)

Kimberly J. McWaters	—	—	68,150	275,464
Eugene S. Putnam, Jr	—	—	43,035	185,919
Sherrell E. Smith	—	—	11,038	44,799
Chad A. Freed	—	—	13,630	55,093
Jeffry B. May	—	—	9,096	36,829
______________________________

(1)	Represents the market value of the stock on the vesting date, multiplied by the number of shares that vested.

Pension Benefits

We did not sponsor any defined benefit pension or other actuarial plan for the NEOs during fiscal 2015.

Fiscal 2015 Nonqualified Deferred Compensation

The following table sets forth the vested account balances of the NEOs under our Nonqualified Deferred Compensation Plan for the fiscal year ended September 30, 2015.

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (3)

Kimberly J. McWaters	—	—	(12,282)	—	568,526
Eugene S. Putnam, Jr.	67,472	—	(11,504)	(9,034)	439,354
Sherrell E. Smith	13,552	—	(4,989)	—	226,977
Chad A. Freed	36,877	—	(6,103)	—	235,870
Jeffry B. May	33,605	—	(4,973)	—	184,687
Kenneth J. Cranston	67,791	—	(9,026)	—	347,950
______________________________

(1)	Reflects the amounts deferred for each individual into the Non-Qualified Deferred Compensation Plan. These amounts are included in the Salary column in the Fiscal 2015 Summary Compensation Table.

(2)	Reflects the Company's contributions to the individual's deferred compensation account. There were no Company contributions in 2015.

(3)	Reflects the fully vested and earned compensation as of September 30, 2015.

Pursuant to our Nonqualified Deferred Compensation Plan, a participant employed for at least one year is eligible for an incentive matching contribution equal to 50% of his or her plan contributions, up to the maximum “matchable” compensation equivalent to 5% of base salary. These Company matching contributions are subject to a five-year vesting schedule. Beginning in January 2013, we suspended the Company matching contribution under the Nonqualified Deferred Compensation Plan.

The Nonqualified Deferred Compensation Plan allows for deferral of up to 75% of salary and up to 90% of annual bonus, as well as participant deferrals to offset any excess deferrals which are returned to the participant due to required discrimination testing under the 401(k) plan. Participants may elect to invest among a number of mutual fund options and participant account balances will be credited on a pre-tax basis with earnings, or losses, equivalent to the actual market performance of these investments.

Participants can elect to receive payments at separation from service and/or in the form of an in-service withdrawal. Accounts are generally valued on the last business day of the month following separation from service, death or disability, with payments made in the following month. Separation from Service accounts can be paid in: (i) a lump sum, (ii) annual installments over a period of up to 10 years, or (iii) a partial lump sum with the balance paid in annual installments, according to a participant’s election.

In-Service account elections must be made for a specific date, at least three years in the future, and can be paid in a lump sum or in annual installments over a period of up to five years, according to the participant’s election.

If a participant dies, becomes disabled while employed by the Company or separates from services within 24 months following a change in control, all of his or her accounts will be paid in a single lump sum.

Participants may also receive distributions in the event of an unforeseeable financial emergency resulting from: (i) an illness or accident involving the participant, participant’s spouse or dependents, or a beneficiary, (ii) a loss of property due to casualty, or (iii) other extraordinary and unforeseeable events that are beyond the participant’s control. Participants may request an emergency distribution from the plan up to the amount necessary to satisfy the emergency. All requests for such distributions require the approval of the Company.

Employment Agreements
We have entered into employment arrangements with certain of the NEOs as described below.

These agreements provide for employment for a specified term and include the NEO’s initial base salary, a discretionary annual cash incentive award opportunity and standard employee benefit plan participation. These employment agreements were each subject to execution of our standard confidential information and covenant not to compete provision.

Employment Agreement with Ms. McWaters
Effective April 8, 2014, we entered into a new employment agreement with Ms. McWaters that provides for the terms and conditions of her employment as our Chief Executive Officer. The employment agreement has an initial term of three years and will automatically renew for successive three-year terms thereafter, unless either party gives written notice to the other 180-120 days prior to the end of the then-current term of intent not to renew the agreement. The agreement provides for a base salary of $709,000 per annum, which will be reviewed annually by the Board of Directors. The agreement also provides for an annual bonus based on performance as determined and approved by the Board of Directors and provides for other benefits and perquisites as established and made available from time to time by the Board of Directors. Equity awards will be granted in the discretion of and as determined and approved by the Board of Directors, and, unless we and Ms. McWaters agree otherwise, any stock units awarded to Ms. McWaters will include a provision that if Ms. McWaters experiences a qualifying “retirement” (as defined in the agreement), then any portion of such stock units that are scheduled to vest within 12 months following such retirement will continue to vest in accordance with their terms as if Ms. McWaters were still employed, notwithstanding any continuous employment or services requirements applicable generally under any equity plan or award, subject to Ms. McWaters’ continued compliance with certain covenants and subject to having signed and not revoked a release in favor of our Company. The employment agreement further provides for certain payments and benefits in the event of Ms. McWaters’ termination of employment under certain specified circumstances, including in connection with a change in control of our Company. For further information, see “Potential Payments upon Termination or Change in Control” below.
Employment Agreement with Mr. Putnam
Effective April 8, 2014, we entered into a new employment agreement with Mr. Putnam that provides for the terms and conditions of his employment as our President and Chief Financial Officer. The employment agreement has an initial term of three years and will automatically renew for successive three-year terms thereafter, unless either party gives written notice to the other 180-120 days prior to the end of the then-current term of intent not to renew the agreement. The agreement provides for a base salary of $459,000 per annum, which will be reviewed annually by the Board of Directors. The agreement also provides for an annual bonus based on performance as determined and approved by the Board of Directors and provides for other benefits and perquisites as established and made available from time to time by the Board of Directors. Equity awards will be granted in the discretion of and as determined and approved by the Board of Directors, and, unless we and Mr. Putnam agree otherwise, any stock units awarded to Mr. Putnam will include a provision that if Mr. Putnam experiences a qualifying “retirement” (as defined in the agreement), then any portion of such stock units that are scheduled to vest within 12 months following such retirement will continue to vest in accordance with their terms as if Mr. Putnam were still employed, notwithstanding any continuous employment or services requirements applicable generally under any equity plan or award, subject to Mr. Putnam’s continued compliance with certain covenants and subject to having signed and not revoked a release in favor of our Company. The employment agreement further provides for certain payments and benefits in the event of Mr. Putnam’s termination of employment under certain specified circumstances, including in connection with a change in control of our Company. For further information, see “Potential Payments upon Termination or Change in Control” below.
Potential Payments upon Termination or Change in Control
Each of the NEOs is eligible to receive certain payments and benefits in connection with his or her termination of employment under various circumstances, including following a change in control of the Company, under his or her employment agreement or other applicable agreements, and under the terms that apply to our outstanding restricted stock and restricted stock unit awards. Mr. Cranston, our former Senior Vice President of Admissions, left our company in April 2015 and received severance under our Severance Plan.

The estimated potential payments and benefits payable to each NEO (with the exception of Mr. Cranston) in the event of termination of employment as of September 30, 2015 pursuant to his or her particular post-employment compensation arrangement are described below. The actual payments and benefits paid to Mr. Cranston pursuant to his post-employment compensation arrangement are described below.

The actual amounts that would be paid or distributed to the NEOs as a result of one of the termination events occurring in the future may be different than those presented below as many factors will affect the amount of any payments and benefits upon a termination of employment. For example, some of the factors that could affect the amounts payable include the NEO’s base salary, then-current incentive opportunities and applicable arrangements, then-current levels of health and other welfare benefits coverage and the market price of our common stock. Although we have entered into written arrangements to provide payments and benefits to the NEOs in connection with a termination of employment under particular circumstances, we, or an acquirer, may mutually agree with the NEOs on severance terms that vary from those provided in these pre-existing arrangements. Finally, in addition to the amounts presented below, each NEO would also be able to exercise any previously vested options to purchase shares of our common stock that he or she holds. For more information about the NEOs outstanding equity awards as of September 30, 2015, see “Fiscal 2015 Outstanding Equity Awards at Fiscal Year-End.”

Along with the payments and benefits described in a NEO’s individual post-employment compensation agreement and equity award agreements, he or she is also eligible to receive any benefits accrued under our broad-based benefit plans, in accordance with the terms of those plans and policies.

Ms. McWaters and Mr. Putnam

Each of the employment agreements with Ms. McWaters and Mr. Putnam provides for certain specific payments and benefits under certain circumstances, including in the event that his or her employment is terminated by us without “cause” or by him or her for “good reason” (as these terms are defined in the agreements), including in connection with a change in control of the Company. Non-renewal of the employment agreement will also result in severance payments. The death or disability of the NEO also triggers certain payments and benefits. Generally, each provides for a continuation of base salary payments for a specified period following a termination of employment. Additionally, upon a qualified retirement, any stock units scheduled to vest within 12 months following such retirement will continue to vest according to their terms. As a condition to any such payments and benefits, the NEO must first execute a waiver and release of claims in favor of the Company.

Messrs. Smith, Freed and May

We have entered into change in control agreements with Messrs. Smith, Freed and May. These agreements provide that if the employment of the NEO is terminated by us without “cause” or by him for “good reason” (as these terms are defined in the agreement) within one year following a change in control of the Company, subject to executing a waiver and release of claims in favor of the Company, he will receive:

▪	his base salary for a specified period following the date of termination of employment;

▪	a prorated portion of his annual cash incentive award (calculated by multiplying his target bonus percentage by his fiscal year base salary earned through the date of termination); and

▪	12 months of paid health benefits continuation and outplacement services.

We entered into these agreements with Messrs. Smith, Freed and May to facilitate our ability to retain the services of these NEOs in a competitive marketplace that commonly offers such protections.

In addition, in conjunction with Mr. Smith’s offer of employment in August 2012, we entered into an agreement with him in the form of an addendum to his offer letter (the “Addendum Letter”). The Addendum Letter provides Mr. Smith with his base salary for 52 weeks if his employment is terminated by us without “cause.” In addition, in this situation he will receive 12 months of subsidized health benefits continuation and Company-paid outplacement services. In the event that Mr. Smith’s employment is terminated without “cause” following a change in control of the Company, he will be eligible to receive payments and benefits only as provided under his change in control agreement with us, and not pursuant to the Addendum Letter.

Other Executive Officers

In December 2014, we amended our Severance Plan to provide severance pay and outplacement to eligible Executive and Senior Vice Presidents of our Company, including Mr. Cranston, our former Senior Vice President of Admissions. In the event an eligible Executive or Senior Vice President is terminated by us without “cause” (as defined in the Severance Plan), such Executive or Senior Vice President would be entitled to receive cash severance equal to their annual base salary at the highest rate in effect during the 12 months immediately preceding the termination. In addition, such eligible Executive or Senior Vice President would receive the following:

•additional cash severance equal to (i) the sum of 12 times the monthly employer-paid portion of the medical and dental premiums in effect at termination, plus (ii) 40% of the sum in subsection (i);

•payment of a pro-rated bonus for the fiscal year in which the termination occurs, but only if such bonus is approved by the Board of Directors;

•payment of any bonus to which the eligible Executive or Senior Vice President may be entitled for the fiscal year immediately preceding the termination date if the termination occurs between the end of the fiscal year and the applicable bonus payout; and

•payment for 12 months of outplacement services.

The purpose of this amendment was to provide equivalent protections to these executives in a consistent manner and eventually reduce the number of independent employment agreements.

The tables below show the estimated payments and benefits payable to each NEO under various scenarios related to a termination of employment, including in connection with a change in control of the Company. Except for Mr. Cranston, our former Senior Vice President of Admissions, who left the Company in April 2015, the tables below assume that such termination occurred on September 30, 2015, but also include the estimated payments and benefits payable to the Executive or Senior Vice Presidents pursuant to the amended Severance Plan adopted in December 2014. The actual amounts that would be paid to any NEO can only be determined at the time of an actual termination of employment and may vary from those set forth below. The estimated payments and benefits set forth below are in addition to any retirement, welfare and other benefits that are available to our employees generally.

Kimberly J. McWaters	Termination without Cause or for Good Reason	Termination Following Change in Control	Current Company Non-Renewal Termination (Termination within 12 months)	Disability	Death
Severance Payments (1)	$1,446,360	$1,446,360	$1,446,360	$1,446,360	$1,446,360
Annual Incentive Plan (2)	267,428	1,301,800	—	267,428	267,428
Benefits (3)	140,544	140,544	—	140,544	880,849
Stock Awards (5)	228,943	1,131,592	228,943	1,131,592	1,131,592
Total	$2,083,275	$4,020,296	$1,675,303	$2,985,924	$3,726,229
Eugene S. Putnam, Jr.
Severance Payments (1)	$936,360	$936,360	$702,270	$936,360	$936,360
Annual Incentive Plan (2)	150,046	547,800	—	150,046	150,046
Benefits (3)	140,544	140,544	—	140,544	880,849
Stock Awards (5)	—	678,957	—	678,957	678,957
Total	$1,226,950	$2,303,661	$702,270	$1,905,907	$2,646,212
Sherrell E. Smith
Severance Payments (1)	$400,000	$400,000	$—	$—	$—
Annual Incentive Plan (2)	93,040	260,000	—	—	93,040
Benefits (3)	60,576	46,126	—	—	800,000
Stock Awards (5)	—	307,114	—	307,114	307,114
Total	$553,616	$1,013,240	$—	$307,114	$1,200,154
Chad A. Freed
Severance Payments (1)	$375,000	$375,000	$—	$—	$—
Annual Incentive Plan (2)	94,690	243,800	—	—	94,690
Benefits (3)	60,576	46,126	—	—	800,000
Stock Awards (5)	—	308,883	—	308,883	308,883
Total	$530,266	$973,809	$—	$308,883	$1,203,573
Jeffry B. May
Severance Payments (1)	$263,160	$263,160	$—	$—	$—
Annual Incentive Plan (2)	64,876	157,900	—	—	64,876
Benefits (3)	60,501	46,072	—	—	800,000
Stock Awards (5)	—	231,818	—	231,818	231,818
Total	$388,537	$698,950	$—	$231,818	$1,096,694
Mr. Cranston left our company in April 2015 and is receiving severance pursuant to our Severance Plan as set forth below.

Kenneth J. Cranston	Termination without Cause
Severance Payments (1)	$335,580
Annual Incentive Plan (2)	49,807
Benefits (4)	59,619
Stock Awards	—
Total	$445,006

(1)	Represents 24 months of previous base salary for Ms. McWaters and Mr. Putnam. Represents 12 months of base salary for Messrs. Smith, Freed, May and Cranston.

(2)
Represents actual bonus earned pro-rated through termination date for all NEOs for all applicable columns except for termination following a change in control. For Mr. Cranston, the amount of incentive paid was determined pursuant to the Company’s Severance Plan. For terminations following a change in control, represents target bonus through termination date and one and one-half times target bonus for Mr. Putnam and two times target bonus for Ms. McWaters.

(3)
Represents 150% of the value of 24 months medical, dental and vision insurance premiums for Ms. McWaters and Mr. Putnam. Includes reasonable outplacement benefits, and in the event of death, life insurance benefits of $800,000. If separation is the result of disability, executives would also be eligible for disability insurance benefits under the Company employee benefit plan. For Ms. McWaters and Mr. Putnam, if separation is the result of death this amount reflects 24 months of medical, dental and vision for Ms. McWaters' and Mr. Putnam's spouse and children.

(4)
Represents the value of 12 months of medical, dental and vision insurance premiums for Messrs. Smith, Freed, and May for a Change in control, and represents 140% of the same value for termination without cause for Messrs. Smith, Freed, May and Cranston. Includes reasonable outplacement benefits, and in the event of death, life insurance benefits of $800,000. If separation is the result of disability, executives would also be eligible for disability insurance benefits under the Company employee benefit plan.

(5)
Represents all unvested restricted stock and restricted stock units which become fully vested and exercisable upon a change in control or the executive’s death or disability.  Ms. McWaters meets retirement criteria for which unvested restricted stock units scheduled to vest within 12 months following a qualified retirement would continue to vest. Mr. Putnam will meet the criteria for qualified retirement resulting in the continued vesting of his unvested restricted stock units for a 12 month period effective October 26, 2016.

(6)	Represents all unvested restricted stock and restricted stock units, which become fully vested and exercisable upon a change in control or the executive's death or disability.

Total amounts payable to Ms. McWaters and Mr. Putnam would be whichever of the amounts, either the full amount or such lesser amount as would result in no part of the payments being subject to the excise tax, result in employee's receipt on an after-tax basis of the greater amount.  Total amounts for all other Named Executive Officers may be reduced to the extent necessary so that the amount payable is not subject to excise tax under Section 4999 of the Internal Revenue Code.

COMPENSATION COMMITTEE REPORT
This report of the Compensation Committee shall not be deemed to be incorporated by reference into any previous filing by us under either the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act that incorporates future Securities Act or Exchange Act filings in whole or in part by reference.
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included elsewhere in this Proxy Statement. Based on this review and the discussions with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2015 and this Proxy Statement.
The Compensation Committee:
David Blaszkiewicz (Chair)
LTG. (R) William J. Lennox, Jr.
Linda J. Srere

OTHER MATTERS
The Board of Directors knows of no matters, other than the proposal presented above, to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy card enclosed with this Proxy Statement to vote the shares they represent as the Board of Directors may recommend.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth information as of January 4, 2016 with respect to the beneficial ownership of shares of common stock by:

•	each person known to us to be the beneficial owner of 5% or more of the outstanding shares of our common stock;

•	each of our directors, director nominees and NEOs; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act and generally includes voting or investment power over securities. Under this rule, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days of January 4, 2016 upon the exercise of options. Each beneficial owner’s percentage ownership is determined by assuming that all options held by such person that are exercisable within 60 days of January 4, 2016 have been exercised. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.

Name	Number	Percent
Directors and Named Executive Officers:
Kimberly J. McWaters(1)	277,325	1.1%
Eugene S. Putnam, Jr.(2)	86,754	*
Sherrell E. Smith(3)	62,727	*
Chad A. Freed(4)	38,551	*
Jeffry B. May(5)	23,681	*
Kenneth J. Cranston(6)	—	*
David A. Blaszkiewicz	22,205	*
Alan E. Cabito	18,458	*
Conrad A. Conrad	30,561	*
LTG (R) William J. Lennox, Jr.	11,752	*
Roderick R. Paige	24,012	*
Roger S. Penske	18,708	*
Linda J. Srere	27,561	*
Kenneth R. Trammell	21,080	*
John C. White(7)	2,551,571	10.4%
All directors and executive officers as a group (18 persons)(8)	3,260,578	13.3%
5% Holders:(9)
BlackRock, Inc.(10)	2,017,180	8.2%
Coliseum Capital Management, LLC(11)	3,139,199	12.8%
Royce & Associates, LLC(12)	1,568,683	6.4%
Stadium Capital Management LLC(13)	3,606,894	14.7%
Sterling Capital Management, LLC(14)	1,329,945	5.4%
______________________________

*	Less than 1%.
(1)
Includes 39,895 shares of restricted stock which are forfeitable until vested (restrictions on the shares of restricted stock lapse according to specific schedules over a period of five years); 61,800 shares of common stock subject to exercisable options. Ms. McWaters has sole voting and investment power over 276,618 shares and shared voting and investment power over 707 shares. Ms. McWaters is our Chairman of the Board and Chief Executive Officer.

(2)
Includes 23,937 shares of restricted stock which are forfeitable until vested (restrictions on the shares of restricted stock lapse according to specific schedules over a period five years). Mr. Putnam is our President and Chief Financial Officer.

(3)
Includes 8,187 shares of restricted stock which are forfeitable until vested (restrictions on the shares of restricted stock lapse according to specific schedules over a period of five years); 5,100 shares of common stock subject to exercisable options. Mr. Smith has sole voting and investment power over 40,348 shares and shared voting and investment power over 22,379 shares. Mr. Smith is our Executive Vice President of Admissions and Operations.

(4)
Includes 7,980 shares of restricted stock which are forfeitable until vested (restrictions on the shares of restricted stock lapse according to specific schedules over a period of five years); 13,800 shares of common stock subject to exercisable options. Mr. Freed is our General Counsel and Executive Vice President, Corporate Development.

(5)
Includes 4,161 shares of restricted stock which are forfeitable until vested (restrictions on the shares of restricted stock lapse according to specific schedules over a period of three, four or five years). Mr. May is our Senior Vice President of Marketing.

(6)
Mr. Cranston, our former Senior Vice President of Admissions, left the company in April 2015. In May 2015, Mr. Cranston sold 15,265 shares and forfeited 41,993 shares. To the best of our knowledge, Mr. Cranston has no shares beneficially owned.

(7)
Includes 2,464,675 shares of common stock held of record by Whites’ Family Company, LLC; 1,000 shares held of record by John C. White and Cynthia L. White 1989 Family Trust, of which John C. White is a trustee; 5,831 shares of restricted stock which are forfeitable until vested (restrictions on the shares of restricted stock lapse according to specific schedules over a period of five years). The White Descendants Trust u/a/d September 10, 1997 is the sole member and manager of Whites’ Family Company, LLC. John C. White is the trustee of the White Descendants Trust u/a/d September 10, 1997. Mr. White has sole voting and investment power over 85,896 shares and shared voting and investment power over 2,465,675 shares.

(8)
Includes 3,068,529 shares of common stock; 110,349 shares of restricted stock which are forfeitable until vested (restrictions on the shares of restricted stock lapse according to specific schedules over a period of five years); and 81,700 shares of common stock subject to exercisable options.

(9)
For 5% Holders, the Company is relying on the numbers of shares as reported in the applicable Schedule 13D or Schedule 13G and calculating the percentage in this table based on the number of shares outstanding at January 4, 2016.  Accordingly, certain holders who previously filed a Schedule 13D or Schedule 13G have been excluded where their percentage ownership at the record date as so calculated falls below the 5% threshold.

(10)
Based solely on the information provided in a Schedule 13G (Amendment No. 5) filed by BlackRock, Inc. (“BlackRock”) with the SEC as of January 23, 2015. BlackRock reported sole voting power with respect to 1,956,473 shares and sole dispositive power with respect to 2,017,180 shares. The business address for BlackRock is 55 East 52nd Street, New York, New York 10022.

(11)
Based solely on the information provided in Schedule 13G/A filed by Coliseum Capital Management, LLC (“CCM”), Coliseum Capital, LLC (“CC”), Coliseum Capital Partners, L.P. (“CCP”), Coliseum Capital Partners II, L.P. (“CCPII”), Adam Gray (“Gray”) and Christopher Shackelton (“Shackelton”) with the SEC as of January 5, 2016. CCM reported shared voting and dispositive power with respect to 3,097,724 of these shares; CC reported shared voting and dispositive power with respect to 2,354,483 of these shares; CCP reported shared voting and dispositive power with respect to 1,874,313 of these shares; CCPII reported shared voting and dispositive power with respect to 480,170 of these shares; Gray reported shared voting and dispositive power with respect to 3,097,724 of these shares; and Shackelton reported sole voting and dispositive power with respect to 41,475 of these shares held directly by Shackleton, his spouse and trusts for the benefit of his descendants and shared voting and dispositive power with respect to 3,097,724 of these shares. The business address for the foregoing is Metro Center, 1 Station Place, 7th Floor South, Stamford, Connecticut 06902.

(12)
Based solely on the information provided in a Schedule 13G (Amendment No. 11) filed by Royce & Associates, LLC (“Royce”) with the SEC as of January 29, 2015. Royce reported sole voting and dispositive power with respect to 1,568,683 shares. The business address for Royce is 745 Fifth Avenue, New York, New York 10151.

(13)
Based solely on the information provided in a Schedule 13G (Amendment No. 4) filed by Stadium Capital Management, LLC (“SCM”), Stadium Capital Partners, L.P. (“SCP”), Alexander M. Seaver (“Seaver”) and Bradley R. Kent (“Kent”) with the SEC as of December 31, 2012. The filing reported ownership as follows: SCM, Seaver and Kent - shared voting and dispositive power over 3,606,894 shares; and SCP - shared voting and dispositive power over 3,358,111 shares. The business address for these filers is 199 Elm Street, New Canaan, CT 06840-05321.

(14)
Based solely on the information provided in a Schedule 13G/A (Amendment No. 1) filed by Sterling Capital Management LLC (“Sterling”) with the SEC as of January 26, 2015. Sterling reported sole voting and dispositive power over 1,329,945 shares. Sterling’s business address is Two Morrocroft Centre, 4064 Colony Road, Suite 300, Charlotte, NC 28211.

Unless otherwise noted, the address of each person named in the table is 16220 North Scottsdale Road, Suite 100, Scottsdale, Arizona 85254.
SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and greater than 10% stockholders to file reports of holdings and transactions in our shares with the SEC. For the fiscal year ended September 30, 2015, to our knowledge and based solely on a review of copies of reports furnished to us, or written representations, we believe that the applicable reporting requirements of Section 16(a) have been satisfied.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policy Regarding Transactions with Related Persons
Our Board of Directors adopted a written Related Party Transaction Policy (the “Policy”) pursuant to which all “Interested Transactions” with a “Related Party” are subject to review and approval by the Nominating and Corporate Governance Committee. Ongoing or long-term transactions with a Related Party in existence at the time the Policy was adopted, if any, will also be subject to ratification on at least an annual basis. For purposes of the Policy, an “Interested Transaction” is a transaction, arrangement or relationship or a series of similar transactions, arrangements or relationships (including any indebtedness or guaranty of indebtedness) in an amount equal to or exceeding $120,000 in any fiscal year in which us, including any of our subsidiaries, was, is or will be a participant and in which any “Related Party” had, has or will have a direct or indirect material interest. Any indirect interest includes an interest held by or through any entity in which any “Related Party” is employed or is a partner or principal; or in a similar position or in which such “Related Party” has a 10% or greater beneficial ownership interest. A “Related Party” includes executive officers, directors, nominees for director, any person who is known to be the beneficial owner of more than 5% of any class of our voting securities and any immediate family member of any of the foregoing persons.
In considering whether to approve an Interested Transaction, the Nominating and Corporate Governance Committee considers such factors as it deems appropriate, which may include: (i) the Related Party’s relationship with us and interest in the transaction; (ii) the material facts of the proposed Interested Transaction, including the proposed value of such transaction, or, in the case of indebtedness, the principal amount that would be involved; (iii) the benefits to us of the Interested Transaction; (iv) an assessment of whether the Interested Transaction is on terms that are comparable to the terms available with an unrelated party; (v) in the case of an existing transaction, the impracticability or cost of securing alternative arrangements and (vi) such other factors as the committee deems relevant.
The Policy provides for standing pre-approval for certain categories of transactions with a Related Party without the need for specific approval by the Nominating and Corporate Governance Committee. These categories are: (i) certain transactions with other companies where the Related Party’s only relationship is as an employee (other than as an executive officer), director or beneficial owner of less than 10% of the company’s shares, if the aggregate amount involved does not exceed the greater of $1 million or 2% of the other company’s gross annual revenues in its most recently completed fiscal year; (ii) charitable contributions, grants or endowments by us to charitable organizations, foundations or universities at which a Related Party’s only relationship is as an employee (other than as an officer) or a director or trustee, if the aggregate amount involved does not exceed the lesser of $500,000 or 2% of the charitable organization’s total annual receipts in its most recently completed fiscal year; and (iii) certain other transactions and arrangements which under certain SEC rules are excepted from disclosure as transactions with a Related Party.
Registration Rights Agreement
We are a party to a registration rights agreement with, among others, the following stockholders: (i) JZ Equity Partners PLC and the permitted transferees of The Jordan Company, LLC (collectively, the TJC Stockholders); (ii) Charlesbank Voting Trust, Charlesbank Equity Fund V, Limited Partnership, CB Offshore Equity

Fund V, L.P., CB Equity Co-investment Fund V, Limited Partnership and Coyote Training Group, LLC (collectively, the Charlesbank Stockholders), (iii) Whites’ Family Company, LLC; and (iv) Robert D. Hartman. The registration rights agreement provides for “piggyback” registration rights with respect to the restricted shares of our common stock held by each of the stockholder parties to this agreement, including Whites’ Family Company, LLC, an entity controlled by John C. White, a current director and former Chairman of the Board of Directors. Accordingly, if we propose to register any of our common stock for sale to the public, we are required to give written notice of our intention to do so to each of the stockholders who are a party to this agreement and to use our best efforts to include in the registration statement the number of restricted shares of our common stock beneficially owned and requested to be registered by such stockholders, subject to reduction of such shares under certain circumstances by an underwriter. If a reduction of shares is necessary, stockholders who request to participate in the registration will do so pro rata based on the numbers of shares held by such stockholders on a fully-diluted basis, except that we will have first priority to register shares of our common stock if we initiate the registration for our own account. Pursuant to the registration rights agreement, the “piggyback” right terminates from and after the date on which those stockholders cease to beneficially own at least 1% of our issued and outstanding shares of common stock.
Transactions with Management and Others
Since 1991, we have leased some of our properties from entities controlled by John C. White, a current director and former Chairman of our Board of Directors, or entities in which Mr. White’s family members have an interest. A portion of the property comprising the Orlando location is occupied pursuant to a lease with the John C. and Cynthia L. White 1989 Family Trust, with the lease term expiring on August 19, 2022. The annual base lease payments for the first year under this lease totaled approximately $326,000, with annual adjustments based on the higher of (i) an amount equal to 4% of the total annual rent for the immediately preceding year or (ii) the percentage of increase in the Consumer Price Index.
Another portion of the property comprising the Orlando location is occupied pursuant to a lease with Delegates LLC, an entity controlled by the White Family Trust, with the lease term expiring on August 31, 2022. The beneficiaries of the White Family Trust, which is an irrevocable grantor trust, are Mr. White’s children and the trustee of the trust is not related to Mr. White. Annual base lease payments for the first year under this lease totaled approximately $680,000, with annual adjustments based on the higher of (i) an amount equal to 4% of the total annual rent for the immediately preceding year or (ii) the percentage of increase in the Consumer Price Index.
Additionally, since April 1994, we have leased two of our Phoenix properties under one lease from City Park LLC, a successor in interest of 2844 West Deer Valley LLC and in which the John C. and Cynthia L. White 1989 Family Trust holds a 25% interest. This lease was amended effective on December 1, 2012. The amendment extended the term of the lease from February 28, 2015 to December 31, 2022 and reduced the base lease payments for the 2013 calendar year from approximately $583,000 to approximately $523,000. Additionally, the amendment specifies annual base lease payment increases of 2% beginning on March 1, 2015. During March 2014, City Park LLC sold these properties to an unrelated third party. Our existing lease remains in effect through December 31, 2022.
The table below sets forth the total payments that the Company made in fiscal 2013, 2014 and 2015 under these leases:

	City Park LLC	John C. and Cynthia L. White 1989 Family Trust	Delegates LLC
Fiscal 2013	$484,009	$727,542	$1,177,807
Fiscal 2014	$184,713	$749,246	$1,212,975
Fiscal 2015	$—	$785,941	$1,274,103

We believe that the rental rates under these leases approximated fair market rental value of the properties at the time the lease agreements were negotiated.

John Murphy, the brother of our Chairman of the Board and Chief Executive Officer, Kimberly J. McWaters, works for us as our Admissions Process Director and has been employed by us for over 10 years. Mr. Murphy’s compensation in fiscal 2015 totaled approximately $190,767. He is eligible to receive benefits that are provided to all of our employees generally, including equity incentive awards under our 2003 Plan.
Lori Smith, the wife of our Executive Vice President of Admissions and Operations, Sherrell E. Smith, works for us as our Vice President of Business Intelligence and Integrated Technology Solutions and has been employed by us for over 20 years. Ms. Smith’s compensation in fiscal 2015 totaled approximately $307,334. She is eligible to receive benefits that are provided to all of our employees generally, including equity incentive awards under our 2003 Plan. In fiscal 2015, Ms. Smith received a long-term incentive cash award of $72,000, which will be paid out over four years in equal annual installments on the anniversary of the award date.
SUBMISSION OF STOCKHOLDER PROPOSALS
From time to time, stockholders seek to nominate directors or to present proposals for inclusion in the proxy statement and form of proxy, or otherwise for consideration at the annual meeting. To be included in the proxy statement or considered at an annual meeting, a stockholder must timely submit nominations of directors or other proposals to us in addition to complying with certain rules and regulations promulgated by the SEC. We intend to hold our year 2017 annual meeting during March 2017. We must receive proposals for our 2017 annual meeting no later than September 23, 2016 for possible inclusion in our proxy materials, or between November 2, 2016 and December 2, 2016, for possible consideration at the meeting. Stockholders should direct any communications, as well as related questions, to our Corporate Secretary at the address set forth on the first page of this Proxy Statement.
ANNUAL REPORT
Our 2015 Annual Report to stockholders has been made available to stockholders concurrently with this Proxy Statement, but is not incorporated into this Proxy Statement and is not to be considered to be a part of our proxy solicitation materials.
Upon request, we will provide, without charge to each stockholder of record as of the record date specified on the first page of this Proxy Statement, a copy of our Annual Report on Form 10-K for the year ended September 30, 2015 as filed with the SEC. Any exhibits listed in the Annual Report on Form 10-K also will be furnished upon request at the actual expense that we incur in furnishing such exhibits. Any such requests should be directed to our Corporate Secretary at the address set forth on the first page of this Proxy Statement.
NO INCORPORATION BY REFERENCE
In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we refer you to information previously filed with the SEC that should be considered as part of the particular filing. As provided under SEC regulations, the “Audit Committee Report” and the “Compensation Committee Report” contained in this Proxy Statement specifically are not incorporated by reference into any other filings with the SEC and shall not be deemed to be “Soliciting Material.” In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.
DELIVERY OF DOCUMENTS TO SECURITY HOLDERS
Pursuant to the rules of the SEC, we and services that we employ to deliver communications to our stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of our Annual Report to stockholders and the Proxy Statement. Upon written or oral request, we will deliver a separate copy of the annual report to stockholders and/or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents in the future. Stockholders receiving multiple copies of such documents may request that we deliver single copies of such documents in the future. Stockholders may notify us of their requests by calling or writing our Corporate Secretary at Universal Technical Institute, Inc., 16220 North Scottsdale Road, Suite 100, Scottsdale, Arizona 85254, telephone (623) 445-9500.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 2, 2016
This Proxy Statement and 2015 Annual Report to stockholders are available at http://www.envisionreports.com/uti.
Scottsdale, Arizona
Dated: January 15, 2016

UNIVERSAL TECHNICAL INSTITUTE

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Standard Time, on March 1, 2016.

Vote by Internet

- Go to **www.envisionreports.com/UTI**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors Recommends a Vote FOR Item 1 and Item 2.

1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Alan E. Cabito	☐	☐	☐	02 - Dr. Roderick R. Paige	☐	☐	☐	03 - Kenneth R. Trammell	☐	☐	☐

	For	Against	Abstain
2. Ratification of Appointment of Deloitte & Touche LLP as Independent Registered Public Accounting Firm for the year ended September 30, 2016.	☐	☐	☐

At the proxies' discretion on any other matters which may properly come before the meeting or any adjournment or postponement thereof.

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

4 1 B M